Exhibit 10.1

Execution Version

LEASE AGREEMENT

by and between

US PARCEL A, LLC,

a Massachusetts limited liability company,

as Landlord

and

CARGURUS, INC.,

a Delaware corporation,

as Tenant

Dated as of June 19, 2018

TABLE OF CONTENTS

DEFINITIONS	1

ARTICLE 1. LEASED PREMISES AND APPURTENANCES	6

1.1. Leased Premises	6
1.2. Common Areas and Excluded Areas	7
1.3. Parking	7
1.4. Reserved Rights

ARTICLE 2. TERM	8

2.1. Term	8
2.2. Option Terms	8

ARTICLE 3. ANNUAL FIXED RENT	8

3.1. Annual Fixed Rent	8
3.2. Option Term Rent	9
3.3. Late Payments of Rent	9

ARTICLE 4. LANDLORD’S BASE BUILDING WORK/TENANT’S WORK/SIGNAGE	9

4.1. Landlord’s Base Building Work	9
4.2. Tenant’s Work	10
4.3. Tenant Improvement Allowance	11
4.4. Tenant Signage	14
4.5. Exterior Windows, Walls and Doors	14

ARTICLE 5. TAXES	15

5.1. Payment of Real Estate Taxes	15
5.2. Abatements	15
5.3. Method of Payment	16
5.4. Taxes on Tenant’s Personal Property, Improvements and Use	16

ARTICLE 6. COMMON AREAS OPERATION /LANDLORD’S MAINTENANCE/COMMON AREA OPERATING CHARGES	16

6.1. Common Areas Operation	16
6.2. Landlord’s Maintenance	16
6.3. Charges for Common Areas and Building Operations	17
(a) Common Area Operating Charges	17
(b) Common Area Operating Exclusions	18
(c) Tenant’s Audit Right	19
6.4. Method of Payment of Common Area Operating Charges	19
(a) Payment of Common Area Operating Charges	19
(b) Overpayment	19

ARTICLE 7. UTILITIES AND SERVICES	20

7.1. Utilities and Charges Therefor	20

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7.2. Discontinuances and Interruptions of Service	20
7.3. Janitorial Services	20
7.4. Pest Control Services	20
7.5. Landlord Services	21
7.6. Base Building HVAC	21

ARTICLE 8. TENANT’S ADDITIONAL COVENANTS	21

8.1. Affirmative Covenants	21
8.2. Permitted Use	21
8.3. Conduct of Business/Security	21
8.4. Rules and Regulations	21
8.5. Repairs and Maintenance	21
8.6. Alterations	22
8.7. Compliance with Law	22
8.8. Payment by Tenant	23
8.9. Landlord’s Right to Enter	23
8.10. Personal Property at Tenant’s Risk	23
8.11. Yield Up	23
8.12. Assignment/Subletting	23
(a) Consent/Conditions Precedent	23
(b) Related Parties	24
(c) Profit Sharing	24
(d) Landlord Recapture Rights	25
(e) General Conditions	25
8.13. Tenant’s Representations and Warranties	26

ARTICLE 9. QUIET ENJOYMENT	27

9.1. Quiet Enjoyment	27

ARTICLE 10. INSURANCE/CASUALTY/TAKING	27

10.1. Landlord’s Insurance	27
10.2. Tenant’s Insurance	28
10.3. Tenant’s Risk	28
10.4. Tenant’s Indemnity	28
10.5. Landlord’s Indemnity	28
10.6. Waiver of Subrogation	29
10.7. Partial Damage to Leased Premises	29
10.8. Substantial Damage to Leased Premises	29
10.9. Damage to Other Portions of the Building and Uninsured Casualty	30
10.10. Tenant’s Termination Right	30
10.11. Rights of Termination For Taking	30
10.12. Landlord Reserves Award	31

ARTICLE 11. LANDLORD’S REPRESENTATIONS AND WARRANTIES	31

11.1. Landlord’s Representations and Warranties	31

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ARTICLE 12. DEFAULTS	32

12.1. Default and Remedies	32
12.2. Further Limitation	32
12.3. Re-Entry by Landlord—Default Provisions	33
12.4. Cumulative Remedies	34
12.5. Retention of Monies	34
12.6. Payment of Landlord’s Cost of Enforcement	34
12.7. Landlord’s Right to Cure Defaults	34
12.8. No Waiver of Default	34
12.9. Breach	34

ARTICLE 13. DAMAGES	35

13.1. Damages	35

ARTICLE 14. MISCELLANEOUS PROVISIONS	36

14.1. Notices from Tenant to Landlord	36
14.2. Notices from Landlord to Tenant	36
14.3. Brokerage	37
14.4. Lease Not to be Recorded	37
14.5. Bind and Inure: Limitation of Landlord’s Liability	37
14.6. Force Majeure	37
14.7. Status Certificate	38
14.8. Subordination, Attornment, Notice to Mortgagees	38
14.9. Assignment of Rents	38
14.10. Mortgagee’s Assent Required	39
14.11. No Accord and Satisfaction	39
14.12. Governing Law	40
14.13. Headings	40
14.14. Security Deposit	40
14.15. Warranties	42
14.16. Submission Not an Option	43
14.17. Merger	43
14.18. Pronouns	43
14.19. Captions	43
14.20. Holding Over	43
14.21. Waivers	44
14.22. Additional Rent	44
14.23 Survival of Covenants	44
14.24. Due Authority	44
14.25. Severability	44
14.26. Other Tenants	44
14.27. Confidentiality	46
14.28. Financial Statements	46
14.29. Prohibited Persons and Transactions	46
14.30. Litigation	47
14.31. Days	47
14.32. List of Exhibits	47

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Execution Version

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) made as of this 19th day of June, 2018 (the “Effective Date”), by and between US PARCEL A, LLC, a Massachusetts limited liability company having an address c/o Urban Spaces, LLC, 111 First Street, Cambridge, MA 02141 (“Landlord”) and CARGURUS, INC., a Delaware corporation having an address of 2 Canal Park, Suite 4, Cambridge, MA 02141 (“Tenant”). Landlord and Tenant are sometimes collectively referred to as the “Parties” or individually as a “Party.” All capitalized terms used and not otherwise defined herein shall have the meaning given below:

DEFINITIONS

Abatement Event has the meaning given in Section 7.2.

Additional Rent has the meaning given in Section 14.22.

Advance has the meaning given in Section 4.3.

Annual Fixed Rent means annual fixed rent of Sixty-Eight Dollars ($68.00) per rentable square foot of the Leased Premises, increasing by One Dollar ($1.00) per rentable square foot upon each one (1) year anniversary of the Rent Commencement Date pursuant to Section 3.1, except that if the Rent Commencement Date is not the first day of the month, the first increase shall be on the first day of the month following the first anniversary of the Rent Commencement Date and each subsequent increase shall occur upon each anniversary of such date.

Assignment Conditions Precedent has the meaning given in Section 8.12(a).

Base Building HVAC means the heating, ventilation, and air conditioning systems installed in the Building in accordance with Landlord’s Base Building Work, excluding all such systems or parts of such systems that service the Leased Premises only and are installed in connection with Tenant’s Work.

Brokers means Jones Lang LaSalle and CBRE/New England.

Building means the five-story mixed-use building being developed on the Land, which shall contain 58,168 rentable square feet.

Certificate of Substantial Completion means a certificate of substantial completion of Landlord’s Base Building Work in the form attached hereto as Exhibit B-1.

Common Areas means the common areas of the Building, including all lobbies, corridors, elevators, stairways, walkways, entrances, exits, halls, vestibules, sidewalks, designated garbage receptacle areas, and other similar common areas, which enable Tenant to obtain full use and enjoyment of the Leased Premises for all customary purposes, and which are not wholly located within the Leased Premises.

Common Area Operating Charges has the meaning given in Section 6.3(a).

Construction Period Maximum Liability has the meaning given in Section 4.1(f).

Default Rate shall mean the highest annual legal rate allowable, or twelve percent (12%) per annum (whichever is lesser).

Direct Costs has the meaning given in Section 4.2(a).

Draw Request has the meaning given in Section 4.3.

Effective Date has the meaning set forth in the Preamble to this Lease.

Eligibility Period has the meaning set forth in Section 7.2.

Environmental Laws has the meaning given in the definition of Hazardous Materials below.

Estimated Delivery Date means July 18, 2018.

Excluded Areas means the surface parking lot located on the Land.

First Floor Option Premises means the premises located on so much of the first floor of the Building as are not comprised within Leased Premises and may be legally occupied by Tenant for the Permitted Use.

Fixtures has the meaning given in Exhibit C-1.

Force Majeure Costs has the meaning given in Section 4.1(f).

Force Majeure Event has the meaning given in Section 4.1(f).

Ground Leases has the meaning given in Section 11.1.

Hazardous Materials shall mean substances defined as “hazardous substances”, “toxic substances” or “hazardous wastes” in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the federal Hazardous Materials Transportation Act, as amended; the federal Resource Conservation and Recovery Act, as amended (RCRA); oil and underground storage tanks; asbestos and material containing asbestos; those substances defined as “hazardous wastes”, “hazardous materials” or “hazardous substances” in the laws of the state in which the Building is located; and as such substances are defined in the regulations adopted and publications promulgated pursuant to said laws (said laws and regulations referred to herein as “Environmental Laws”).

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Indirect Costs has the meaning given in Section 4.2(a).

Land means the real property located at 121-139 First Street, Cambridge, Massachusetts, as more particularly described in Exhibit A attached hereto.

Landlord means US Parcel A, LLC, a Massachusetts limited liability company.

Landlord’s Statement has the meaning given in Section 6.4.

Landlord’s Base Building Work means construction of the Leased Premises in accordance with the Landlord Work Letter set forth on Exhibit B attached hereto.

Landlord’s Share of Tenant’s Work Expenses has the meaning given in Section 4.3.

Lease Commencement Date means the date of Substantial Completion of Landlord’s Base Building Work, which date is estimated to be the Estimated Delivery Date.

Leased Premises means the premises within the Building comprising 48,393 rentable square feet of office space located on floors two through five and a portion of the first floor as shown on Exhibit A-1 attached hereto.

Letter of Credit has the meaning given in Section 14.14(b).

License Space has the meaning given in Section 8.12(f).

Net Transfer Profits has the meaning given in Section 8.12(c).

Operating Year means each calendar year, all or any portion of which falls within the Term.

Option Term has the meaning given in Section 2.2.

Outside Delivery Date has the meaning given in Section 4.1(c).

Party/Parties means Landlord and Tenant individually and collectively.

Permitted Use means general office use and any ancillary lawful uses, such as training centers, data centers, conference centers, cafes, kitchens, game rooms and amenities, storage and office pantries, in accordance with the applicable zoning of the Building.

Real Estate Taxes has the meaning given in Section 5.1.

Related Party has the meaning given in Section 8.12(b).

Rent Commencement Date means the earlier of (i) the date Tenant obtains a temporary or permanent certificate of occupancy for the Leased Premises for the Permitted Use, and (ii) the later to occur of (x) November 1, 2018, and (y) the ninetieth (90th) day after the Lease Commencement Date.

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Retainage has the meaning given in Section 4.3(b).

Rules and Regulations means the rules and regulations described on Exhibit D attached hereto, as the same may be rescinded, reasonably altered, modified or amended by Landlord from time to time and as applied in a nondiscriminatory fashion to all tenants of the Building.

Parking Garage has the meaning given in Section 1.3.

Parking Rate means monthly parking fees as follows: (i) Three Hundred Dollars ($300.00) per parking space for the period during which Tenant’s parking spaces shall be located in the CambridgeSide parking garage pursuant to Section 1.3, such rate to be adjusted, if at all, in accordance with the terms of Landlord’s agreement with the operator of such garage, and (ii) Three Hundred Fifty Dollars ($350.00) per parking space upon the completion of the Parking Garage located at 119 First Street, such rate to be adjusted upon each anniversary of the Rent Commencement Date by a percentage increase equal to the twelve-month increase, if any, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for “CPI U” (All Urban Consumers) for the region in which the Building is located; provided that, if the adjustment made pursuant to this definition of Parking Rate would result in a decrease in the Parking Rate hereunder as of the applicable adjustment date, then no adjustment shall be made at such time.

Plans and Specifications means the plans and specifications for Landlord’s Base Building Work prepared by Landlord’s architect and referenced in Exhibit B attached hereto.

Permitted Occupants has the meaning given in Section 8.12(f).

Punch-List Items means the final list of items of Landlord’s Base Building Work, as jointly prepared by Landlord and Tenant and listed on Schedule 1 to the Certificate of Substantial Completion, that can be completed within sixty (60) days after Substantial Completion, and that do not adversely affect or impair the performance of Tenant’s Work or the Permitted Use or occupancy of any portion of the Leased Premises.

Security Deposit has the meaning given in Section 14.14(a).

Service Providers has the meaning given in Section 8.12(f).

SNDA has the meaning given in Section 14.8(a).

Specialty Alterations has the meaning given in Exhibit C-1.

Stated Amount has the meaning given in Section 14.14(b).

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Substantial Completion means that (1) the Landlord’s Base Building Work has been constructed and equipped in a good and workmanlike manner and delivered to Tenant in accordance with the Landlord’s Work Letter at Exhibit B in compliance with all applicable laws and regulations, except for completion of Punch-List Items, (2) Landlord’s architect shall have issued, and Landlord shall have executed and delivered to Tenant, the Certificate of Substantial Completion, and (3) Landlord has obtained all governmental sign-offs and approvals for Landlord’s Base Building Work sufficient to permit Tenant to conduct Tenant’s Work.

Superior Encumbrances has the meaning given in Section 14.8.

Tax Year means that twelve (12) calendar month period commencing with the first day of the fiscal year of the taxing authority preceding the Lease Commencement Date and each twelve (12) month period thereafter.

Tenant means CarGurus, Inc., a Delaware corporation.

Tenant Delay: Any delay in the substantial completion of Landlord’s Base Building Work beyond the date that such work would otherwise have been substantially completed caused by any act or omission of Tenant that continues for more than three (3) business days after written notice from Landlord.

Tenant Improvement Allowance means an amount equal to either (i) Seventy-Nine and 56/100 Dollars ($79.56) per rentable square foot of the Leased Premises for Tenant’s Work with respect to the Leased Premises or (ii) Seventy-Five Dollars ($75.00) per rentable square foot of the First Floor Option Premises for Tenant’s Work with respect to the First Floor Option Premises; such amount to be contributed by Landlord to the cost of Tenant’s Work in accordance with Section 4.3.

Tenant’s Insurance means the policy or policies of insurance as set forth in Exhibit G attached hereto.

Tenant’s Operating Share means 83.2% of the Common Area Operating Charges applicable to the Building, the Land and the Common Areas. The percentage set forth in the preceding sentence is determined by the ratio of the rentable square feet of the Leased Premises to the total rentable square feet of the Building.

Tenant’s Requisition has the meaning given in Section 4.3(f).

Tenant’s Tax Share means 83.2% of the Real Estate Taxes applicable to the Building, the Land and the Common Areas. The percentage set forth in the preceding sentence is determined by the ratio of the rentable square feet of the Leased Premises to the total rentable square feet of the Building.

Tenant’s Work means certain work in and to the Leased Premises as set forth in Section 4.2 and Exhibit C attached hereto.

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Tenant’s Work Budget has the meaning given in Section 4.2(a).

Tenant’s Work Plans and Specifications has the meaning given in Section 4.2(a).

Tenant’s Work Requirements means the requirements, terms and conditions set forth in Exhibit C-1 attached hereto.

Term means the period commencing on the Lease Commencement Date and ending upon the last day of the month in which the day immediately prior to the fifteenth (15th) anniversary of the Rent Commencement Date occurs, as such period may be extended or sooner terminated in accordance with this Lease.

ARTICLE 1

LEASED PREMISES AND APPURTENANCES

1.1. Leased Premises.

(a) Subject to and in accordance with the provisions set forth in this Lease, Landlord hereby demises and leases to Tenant, and Tenant hereby leases from Landlord, the Leased Premises for the Term. Tenant shall have access to the Leased Premises and the Common Areas 24 hours per day, 7 days per week, 52 weeks per year during the Term, excluding emergency events that may cause Landlord to limit tenant access to the Building.

(b) Landlord and Tenant acknowledge that, as of the date of this Lease, the First Floor Option Premises may not be legally occupied by Tenant for the Permitted Use. Tenant shall have an ongoing right of first offer to lease the First Floor Option Premises as follows: within ten (10) days following Landlord’s first written notification to Tenant of the availability of the First Floor Option Premises for the Permitted Use, Tenant shall provide written notice to Landlord whether Tenant desires to exercise its option to lease the First Floor Option Premises. If Tenant fails to so notify Landlord within such period, then Tenant shall be deemed not to have exercised such option, and Landlord may thereafter use or lease such First Floor Option Premises without restriction except as otherwise provided in this Lease, except that Tenant shall again have the right of first offer under this Section 1.1(b) at such time as the First Floor Option Premises is again available for lease, provided that Tenant shall exercise such option, if at all, within fifteen (15) business days following Landlord’s written notification to Tenant of such availability. If Tenant notifies Landlord within such period that Tenant desires to exercise such option to lease, then the First Floor Option Premises shall be added to the Leased Premises hereunder subject to all of the terms and conditions of this Lease, including without limitation Tenant’s obligation to pay Annual Fixed Rent based on the rentable square foot of the Leased Premises, as such square footage may be increased by the First Floor Option Premises, and all Additional Rent payable hereunder. Tenant’s Operating Share and Tenant’s Tax Share shall be adjusted according to total the rentable square feet of the Leased Premises as such square footage may be increased under this Section 1.1(b). If Landlord’s notification of the availability of the First Floor Option Premises occurs on or before the Lease Commencement Date, and Tenant subsequently exercises such option, then the First Floor Option Premises shall be part of the Leased Premises hereunder as though such First Floor Option Premises were part of the Leased Premises as of the Effective Date. If Landlord’s notification of the availability of the First Floor

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Option Premises occurs after the Lease Commencement Date, then Tenant shall be entitled to a free rent period of ninety (90) days following Landlord’s delivery of vacant possession of such First Floor Option Premises for Tenant’s buildout in accordance with Tenant’s Work Requirements, and Landlord shall advance the Tenant Improvement Allowance for such building pursuant to the terms of Section 4.3 below calculated based on the rentable square feet of the First Floor Option Premises.

1.2. Common Areas and Excluded Areas. Tenant shall have as appurtenant to the Leased Premises the non-exclusive right to use, and to permit its licensees and invitees to use, in common with others entitled thereto, the Common Areas. The Excluded Areas shall not be part of the Common Areas, and Tenant shall have no right to use, or permit its licensees or invitees to use, the Excluded Areas.

1.3. Parking. Subject to the terms of a certain special permit applicable to the Land and the Building, notice of which is recorded with the Middlesex County South District Registry of Deeds, Book 67842, Page 62, Tenant shall have as appurtenant to the Leased Premises the right to lease up to forty (40) parking spaces in the parking garage to be developed by an affiliate of Landlord on the land located at 119 First Street, Cambridge (the “Parking Garage”), at the applicable Parking Rate payable by Tenant, subject to the rules and regulations applicable to such parking garage. Tenant hereby notifies Landlord that Tenant elects to lease all forty (40) of such spaces. Until such parking garage is completed, Landlord shall obtain parking for such number of spaces for Tenant in the CambridgeSide parking garage at the applicable Parking Rate payable by Tenant for the period commencing on the date that Tenant first occupies the Leased Premises for the conduct of business, subject to the rules and regulations applicable to such parking garage imposed by the owner and/or operator of such parking garage, and provided that Tenant shall provide Landlord with at least thirty (30) days’ notice prior to such date of first occupancy for the conduct of business.

1.4. Landlord Alterations. Landlord may, from time to time, subject to Tenant’s prior review and approval, make alterations or additions to the Building including, without limitation, construct improvements in the Building; change from time to time the size, location and nature of the Common Areas; and install, maintain, use, repair and replace pipes, ducts, conduits, wires and appurtenant fixtures within the Building. Tenant’s approval of such alterations, additions or improvements shall not be unreasonably withheld, provided that they do not unreasonably interfere with Tenant’s use and enjoyment of the Leased Premises and the normal conduct of its business in accordance with the Permitted Use or increase Tenant’s rent or other obligations under this Lease (except pursuant to Section 6.3 below) or reduce the usable area of the Leased Premises. Notwithstanding the foregoing, Tenant shall have no approval rights over such alterations, additions or improvements that are (i) solely for compliance with law, regulations or code applicable to the Building or (ii) affect only the premises of other tenants within the Building other than the Leased Premises.

1.5. Roof Rights. Tenant shall have the right to access and use the roof of the Building solely for the installation, maintenance, repair and replacement of its heating, ventilation, air conditioning, and information technology equipment used solely by Tenant for its operations at the Leased Premises, at such locations on the roof as Landlord shall approve in its reasonable discretion, provided that such license rights shall not be commercialized (e.g., cell antennae) or transferable to any party other than to assignees or subtenants of Tenant approved by Landlord pursuant to Section 8.12 below.

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ARTICLE 2

TERM

2.1. Term. The term of this Lease shall commence on the Lease Commencement Date and continue for the Term.

2.2. Option Terms. Provided Tenant is not in default under this Lease beyond applicable notice and cure periods as of the date Tenant exercises such option, Tenant shall have two (2) options to extend the Term for a five (5) year period each (each, an “Option Term”), which options (i) may be exercised by delivery of written notice to Landlord no earlier than eighteen (18) months and no later than twelve (12) months prior to the expiration of the Term and (ii) may not be exercised with respect to less than 100% of the Leased Premises. Upon Landlord’s receipt of such notice, the Term of this Lease shall be deemed to be extended to include each Option Term so exercised, upon all of the terms and conditions of this Lease, including Annual Fixed Rent as determined in Section 3.2 below.

ARTICLE 3

ANNUAL FIXED RENT

3.1. Annual Fixed Rent. Beginning on the Rent Commencement Date and continuing thereafter during the Term, Tenant shall pay to Landlord without deduction, setoff or abatement, Annual Fixed Rent, payable in advance in equal monthly installments by ACH wire transfer on the first day of each month during the Term, in the amounts determined pursuant to definition of Annual Fixed Rent above.

3.2. Option Term Rent. Notwithstanding the provisions of Section 3.1 above, the Annual Fixed Rent payable during each Option Term exercised shall be the fair market value for the Leased Premises during such Option Term, which shall be based on the fixed annual rent that landlords of comparable buildings in East Cambridge have agreed to accept, and sophisticated nonaffiliated tenants of comparable buildings have agreed to pay, in current arms-length transactions for comparable premises, for a term equal to the Option Term and commencing on or about the first day of the Option Term and taking into account all relevant factors and concessions. The determination of such fair market value shall be by mutual agreement of the Parties. If the Parties cannot agree on the determination of such fair market value within thirty (30) days following Tenant’s written notice exercising such Option Term, the Parties shall together select an independent licensed real estate broker to determine such fair market value. If the Parties cannot agree on the selection of such an independent licensed real estate broker within thirty (30) days following the initial thirty (30) period set forth in the preceding sentence, then each Party shall select one independent licensed real estate broker, who together shall select a third independent licensed real estate broker, whose determination of such fair market value shall be made within thirty (30) days thereafter and shall be binding on the Parties.

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3.3. Late Payments of Rent. If any installment of Annual Fixed Rent or Additional Rent is unpaid after ten (10) days following the due date, the outstanding balance due shall bear interest at the Default Rate from the due date until fully paid.

ARTICLE 4

LANDLORD’S BASE BUILDING WORK/TENANT’S WORK/SIGNAGE

4.1. Landlord’s Base Building Work.

(a) Landlord shall complete Landlord’s Base Building Work as set forth in the Landlord Work Letter attached as Exhibit B hereto in a good and workmanlike manner, in accordance with the Plans and Specifications and all applicable laws, regulations, rules, codes and ordinances, including without limitation all laws pertaining to disability access and all Environmental Laws applicable to Landlord’s Base Building Work. Upon Substantial Completion, the Parties shall execute the Certificate of Substantial Completion attached hereto as Exhibit B-1.

(b) Subject to force majeure as provided in Section 14.6 below, not to exceed thirty (30) days in the aggregate, and any Tenant Delay, if the Lease Commencement Date has not occurred on or before the sixtieth (60th) day following the Estimated Delivery Date, Tenant shall be entitled to a credit of one (1) day of the Annual Fixed Rent and Additional Rent for each day after such date until the Lease Commencement Date, such credit to be applied to Annual Fixed Rent and Additional Rent commencing on the Rent Commencement Date (but applied after any abatement or free rent period) and continuing thereafter until such credit is exhausted.

(c) Subject to force majeure as provided in Section 14.6 below, not to exceed thirty (30) days in the aggregate, and any Tenant Delay, in the event that the Lease Commencement Date has not occurred on or before the one hundred eightieth (180th) day following the Estimated Delivery Date (the “Outside Delivery Date”), Tenant may terminate this Lease by written notice delivered to Landlord within ten (10) business days after the Outside Delivery Date, such termination to be effective as of the date of such notice, whereupon such termination the Parties shall be released and discharged from all further obligations under this Lease, except such obligations that by the terms of this Lease survive termination, including without limitation subsection (d) below.

(d) Notwithstanding a notice of termination given by Tenant pursuant to subsection (c) above, if the Lease Commencement Date occurs within thirty (30) days after Landlord’s receipt of such notice from Tenant, then such notice shall be void ab initio (from the beginning) and have no force or effect whatever and this Lease shall continue uninterrupted.

(e) If the Lease is terminated by Tenant as provided in subsection (c) above, and such termination is not voided pursuant to the provisions of subsection (d) above, then Landlord shall reimburse Tenant for Tenant’s reasonable, documented, out-of-pocket costs and expenses incurred in connection with this Lease within thirty (30) days following Landlord’s receipt of an invoice therefor containing reasonable evidence of such out-of-pocket expenses incurred, provided that such sum to be reimbursed shall not exceed $25,000 in the aggregate, which obligation shall survive the termination of the Lease.

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(f) Notwithstanding anything to the contrary contained herein, in no event shall Tenant’s liability to Landlord under this Lease prior to the Lease Commencement Date exceed the Construction Period Maximum Liability, including any amounts drawn by Landlord upon the Letter of Credit.

“Construction Period Maximum Liability” shall mean 89.95% of the then incurred project costs for the Building (excluding the Land) that are properly capitalizable under US GAAP incurred as of such date (after having adjusted such costs for any Force Majeure Costs) minus the sum of (i) any payments previously paid by the Tenant in connection with the Building which have been future valued at Tenant’s incremental borrowing rate used to classify this Lease under ASC 840 to such point in time and (ii) the present value of any future payments made by Tenant in connection with the Building discounted at Tenant’s incremental borrowing rate used to classify this Lease under ASC 840 that the Tenant is obligated to make but in each case excluding payments that are not required to be included in the calculation of the Tenant’s maximum guaranty amount under ASC 840-40-55.

“Force Majeure Costs” shall mean the sum of (a) all costs and expenses incurred by the Landlord to restore the Building in connection with a Force Majeure Event (including (i) all capitalized interest and other collateral costs and carrying costs accruing on such cost necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event and (ii) all capitalized interest and other collateral costs and carrying costs accruing as a result of time delays necessary to repair and restore damage caused by such Force Majeure Event following such Force Majeure Event) less the amount of all insurance proceeds applied to the restoration of the Building and (b) to the extent the Building is not restored following such Force Majeure Event, the reduction, if any, in fair market value of the Building as a result of such Force Majeure Event, as set forth in an appraisal in form and substance reasonably satisfactory to the Landlord conducted by an independent appraiser selected by the Landlord; provided, however, in no event shall the amount determined in the foregoing clause (b) be less than the remaining estimated cost to restore the Building to substantially the same condition as immediately prior to the Force Majeure Event.

“Force Majeure Event” shall mean the occurrence of one or more events that causes damage to the Building or any portion thereof caused by Landlord or Landlord’s employees, agents, contractors or subcontractors, Acts of God including fire, floods, tornadoes, hurricanes, or any other causes unless such damage was caused by Tenant or its employees.

4.2. Tenant’s Work.

(a) Following the Lease Commencement Date, Tenant shall diligently perform or cause to be performed, Tenant’s Work, at Tenant’s sole cost and expense, subject to funding of the Tenant Improvement Allowance as provided in Section 4.3 below. Tenant’s Work shall be subject to Landlord’s reasonable approval and performed in accordance with Tenant’s Work Requirements. Prior to the commencement of Tenant’s Work, Tenant shall submit to Landlord its plans and specifications for Tenant’s Work (“Tenant’s Work Plans and Specifications”) for Landlord’s review in accordance with Exhibit C-1. Landlord shall respond to Tenant’s submission of Tenant’s Work Plans and Specifications within ten (10) business days of such submission. Upon Landlord’s approval thereof, copies of Tenant’s Work Plans and Specifications shall be added as Exhibit C hereto.

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(b) Landlord may, in Landlord’s reasonable discretion, permit Tenant and its employees, agents and contractors, to enter the Leased Premises prior to the Lease Commencement Date to perform Tenant’s Work at Tenant’s sole cost and expense. Any such permission shall constitute a license only, conditioned on Tenant’s (a) compliance with Tenant’s Work Requirements and (b) working in harmony with Landlord, Landlord’s employees, agents and contractors and other tenants and occupants of the Building, and not interfering with, delaying or otherwise adversely affecting Landlord’s Base Building Work or any other work performed on or in the Building or the Land by Landlord, Landlord’s employees, agents and contractors or by other tenants or occupants of the Building. In the event Tenant, its employees, agents or contractors, enters the Leased Premises pursuant to this Section 4.2(b), then (i) Tenant shall first obtain the insurance required by Tenant’s Work Requirements, (ii) Landlord shall pay to Tenant’s insurer(s) any premiums required to be paid upon receipt of an invoice therefor, and (iii) Tenant shall, in monthly installments paid over the first six (6) months following the Lease Commencement Date, reimburse Landlord for the cost of such premiums paid by Landlord.

(c) Upon completion of Tenant’s Work, Tenant shall use diligent efforts to obtain a temporary or permanent certificate of occupancy for the Leased Premises allowing for occupancy of the Leased Premises for the Permitted Use.

4.3. Tenant Improvement Allowance. Following the Lease Commencement Date, Landlord agrees to make monthly advances (each, an “Advance”) pari passu with Tenant’s own funding of all hard costs and expenses (“Direct Costs”) and up to ten percent (10%) of soft costs, which soft costs may include without limitation reasonable architectural, engineering and third-party project management fees (“Indirect Costs”), based on the ratio (“Landlord’s Share of Tenant’s Work Expenses”) of the Tenant Improvement Allowance to the total costs and expenses reflected in Tenant’s budget for Tenant’s Work (“Tenant’s Work Budget”), upon submission by Tenant of a request for an Advance (each, a “Draw Request”) and subject to the terms of this Lease and the following the conditions and limitations:

(a) In no event shall Landlord be obligated to advance more than the Tenant Improvement Allowance or any Advance in an amount greater than Landlord’s Share of Tenant’s Work Expenses as reflected in Tenant’s Work Budget.

(b) In no event shall any Advance for Direct Costs for amounts payable under Tenant’s construction contract for Tenant’s Work exceed an amount equal to Landlord’s Share of Tenant’s Work Expenses of (i) the total value of the labor, materials, fixtures, machinery and equipment completed, approved and incorporated into Tenant’s Work pursuant to such construction contract prior to the date of the Draw Request for such Advance, less (ii) retainage in an amount equal to five percent (5%) of such total value until the work to be performed pursuant to such construction contract is substantially complete, and thereafter the amount of retainage shall be reduced from five percent (5%) to the amount necessary to achieve final completion under such construction contract (“Retainage”), less (iii) the total amount of any Advances previously made by Landlord for such Direct Costs. Landlord’s Share of Tenant’s Work Expenses for Retainage shall be advanced by Landlord to Tenant upon satisfaction of the conditions set forth in subsection (j) below.

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(c) With respect to any other Direct Costs and all Indirect Costs, in no event shall any Advance exceed an amount equal to Landlord’s Share of Tenant’s Work Expenses for such Direct Costs and Indirect Costs approved by Landlord, and incurred by Tenant prior to the date of the Draw Request for such Advance, less the total amount of Landlord’s Share of Tenant’s Work Expenses for any Advances previously made by Landlord for such Direct Costs and Indirect Costs.

(d) No Advance shall be due unless all of Tenant’s Work covered by the Draw Request for such Advance is done in accordance with Tenant’s Work Requirements and Tenant shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the drawdown date of such Advance (unless such performance or compliance is waived in writing by Landlord), and on the drawdown date of such Advance there shall exist no default of this Lease by Tenant beyond any applicable notice and cure periods.

(e) If Tenant becomes aware of any change in Direct Costs or Indirect Costs which will substantially increase or decrease a category or line item of such costs reflected on Tenant’s Work Budget, then Tenant shall immediately notify Landlord in writing and promptly submit to Landlord for its approval a revised Tenant’s Work Budget. If the revised Tenant’s Work Budget indicates an increase in a category or line item of such costs, no further Advances need be made by Landlord unless and until the revised Tenant’s Work Budget so submitted by Tenant is approved by Landlord, which approval shall not be unreasonably withheld and shall be granted or withheld within five (5) business days following such notification.

(f) At such time as Tenant shall desire to obtain an Advance to fund Direct Costs or Indirect Costs, Tenant shall complete, execute and deliver to Landlord the Tenant’s Requisition substantially in the form of Exhibit J attached hereto (“Tenant’s Requisition”). Each Tenant’s Requisition shall be accompanied by such of the following items as may be required by Landlord in its sole discretion:

(i) If Tenant’s Requisition includes payment for Direct Costs, it shall be accompanied by the following items:

(1) a detailed statement of such Direct Costs in the form attached to the Tenant’s Requisition (indicating, among other things, the line item of Tenant’s Work Budget to which each of such Direct Costs relates and the amount previously advanced for such line item), together with invoices for all items of Direct Cost covered thereby;

(2) if Tenant’s Requisition includes amounts to be paid to the Tenant’s contractor under a construction contract, it shall be accompanied by: (A) a completed and fully itemized Application and Certificate for Payment on AIA Forms G702 and G703 containing the certification of the contractor to the accuracy of same, (B) a conditional lien waiver from such contractor for work done and materials supplied which are to be paid for from the Advance covered by the Draw Request, and (C) written lien waivers from such contractor and all subcontractors for work done and materials supplied which were paid for pursuant to the next preceding Draw Request;

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(3) a written request of the Tenant for any material changes, together with copies of all change orders in a form reasonably acceptable to Landlord, which may include AIA Form G701, and construction change directives which have not previously been furnished to Landlord; and

(4) for the initial Draw Request, Tenant’s architect shall certify to Landlord that Tenant’s Work Plans and Specifications (and Tenant’s Work will, when constructed in accordance therewith) comply with all applicable building, zoning, land use, fire, safety codes and ordinances including, without limitation all laws pertaining to disability access and all Environmental Laws.

(ii) If Tenant’s Requisition includes payments for Indirect Costs, it shall be accompanied by a detailed statement of such Indirect Costs in the form attached to the Tenant’s Requisition (indicating, among other things, the line item of Tenant’s Work Budget to which each of such Indirect Costs relates and the amount previously advanced for such line item), together with invoices for all items of Indirect Costs covered thereby;

(iii) Paid receipts or other proof of payment reasonably acceptable to Landlord with respect to all invoices covered by the previous Draw Request; and

(iv) A statement as to the remaining unadvanced balance of the Tenant Improvement Allowance and such other information, documentation and certifications as Landlord shall reasonably request.

(g) Each Draw Request shall be submitted to Landlord not later than at least ten (10) business days prior to the requested date of the Advance, and no more frequently than once each month. So long as each Draw Request complies with the terms and conditions of this Lease, Landlord shall make the corresponding Advance within ten (10) business days of its receipt of such Draw Request.

(h) Except as otherwise set forth in the Draw Request, each Draw Request submitted to Landlord as provided in this Section 4.2 shall constitute an affirmation that the representations and warranties contained in Article 8 of this Lease remain true and correct in all material respects as of the date thereof, and, unless Landlord is notified to the contrary in writing prior to the drawdown date of the requested Advance or any portion thereof, shall constitute an affirmation that the same remain true and correct in all material respects on such drawdown date.

(i) No Advance made by Landlord shall constitute a waiver of any of the conditions to Landlord’s obligation to make further Advances.

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(j) In addition to the conditions hereinbefore set forth in this Section 4.2, Landlord’s obligation to make any Advance of Retainage under any construction contract shall be subject to receipt by Landlord of the following:

(1) evidence satisfactory to Landlord that all sums due in connection with the work covered by such construction contract have been paid in full (or will be paid out of the funds requested to be advanced) and that no party claims, or has a right to claim any statutory or common law lien arising out of the performance of such work or the supplying of labor, material, and/or services in connection therewith; and

(2) final conditional lien waivers (on AIA Documents G706 or other form satisfactory to Landlord) from such contractor and such laborers, subcontractors and materialmen as may be required by Landlord, duly executed and notarized.

(k) Landlord may withhold or refuse to fund any Advance hereunder if any statutory or common law lien related to claims for labor, materials or supplies has been recorded, filed or established with respect to Tenant’s Work, the Building or the Land, that has not been removed by bonding.

(l) On the Rent Commencement Date, in consideration for Landlord’s role in supervising Tenant’s Work, Tenant shall pay to Landlord or Landlord’s representative a construction oversight fee in an amount equal to one percent (1%) of the Tenant Improvement Allowance.

4.4. Tenant Signage. Tenant may install its own signage on the exterior of the Building at Tenant’s sole cost and expense and subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed, regarding size, lighting, and location and in accordance with the City of Cambridge signage code, bylaws and neighborhood standards. Any necessary installment brackets or additional electrical power requisite for said signage will be furnished by Tenant with Landlord review and approval. Tenant shall submit to Landlord for Landlord’s review and approval a plan showing the designs and proposed location of Tenant’s signage, and all of Tenant’s installed signage shall comply with this Section 4.4. As applicable, Tenant shall secure and pay for any required municipal permits or approvals related to Tenant’s signage.

4.5. Exterior Windows, Walls and Doors. No window shades, blinds, curtains, shutters, screens or draperies shall be attached or detached by Tenant without Landlord’s prior consent, not to be unreasonably withheld, conditioned or delayed. No awnings shall be placed over the windows, nor shall any signs be permitted in the windows, without Landlord’s prior consent in Landlord’s sole discretion.

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ARTICLE 5

TAXES

5.1. Payment of Real Estate Taxes. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent, with respect to each Tax Year or portion thereof included in the Term, Tenant’s Tax Share of the amount of the Real Estate Taxes levied, assessed, imposed, payable or paid upon the Land, the Building or the Common Areas. Tenant’s share of such Real Estate Taxes for the first Tax Year and the last Tax Year falling within the Term shall be apportioned on the basis of the number of months of such Tax Year falling within the Term. The term “Real Estate Taxes” shall mean and include, without limitation, all real estate ad valorem taxes, assessments, betterments, water and sewer rents, school taxes, and other governmental impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof, which shall during or with respect to the Term be levied, assessed, imposed, become or to become due and payable upon the Land, the Building, and the Common Areas, or which arise in connection with the use, occupancy or possession of the Land, the Building, the Common Areas or any part thereof. Such term shall include any charge, such as water meter charge and the sewer rent based thereon, unless measured by the consumption by the actual user of the item or service for which the charge is made and billed separately to tenants of the Building. Whether or not Landlord shall take the benefit of the provisions of any statute or ordinance permitting any assessment for public betterments or improvements to be paid over a period of time, Landlord shall, nevertheless, be deemed to have taken such benefit so that the term Real Estate Taxes shall include only the current annual installment of any such assessment and the interest on unpaid installments as paid over the longest period of time allowable. Landlord shall deliver tax bills or copy thereof (which may be by email) to Tenant within five (5) business days after receipt thereof and such bills shall be conclusive evidence of the amount of a tax or installment therein. Nothing herein contained shall be construed to include as Real Estate Taxes any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax or capital levy, or penalty or interest for late payment of Real Estate Taxes, that is or may be imposed upon Landlord; provided, however, that, if at any time during the Term the method of taxation prevailing at the execution of this Lease shall be altered so that in lieu of or as a substitute for or in addition to the whole or any part of the Real Estate Taxes levied, assessed or imposed as above described, there shall be levied, assessed or imposed (i) a tax on the rents received from the Land, the Building, and the Common Areas, or (ii) a license fee measured by the rents received by Landlord from the Land, the Building, and the Common Areas or any portion thereof, or (iii) a tax or license fee imposed upon Landlord which is otherwise measured by or based in whole or in part upon the Land and/or Building, and the Common Areas or any portion thereof, then the same shall be included in the computation of Real Estate Taxes hereunder.

5.2. Abatements. Real Estate Taxes upon the Land, the Building, and Common Areas for any Tax Year shall mean such amounts as shall be finally determined after deducting abatements, refunds or rebates, if any, less the reasonable cost and expenses of obtaining the same, to be the Real Estate Taxes payable with respect to the Land, the Building, and the Common Areas due from Tenant to Landlord in accordance with the provisions of this Article 5. Real Estate Taxes upon the Land, the Building, and the Common Areas for any Tax Year shall be deemed to be the Real Estate Taxes assessed for such year until such time as an abatement, rebate or refund shall be made for any Tax Year. An appropriate adjustment or refund shall be made in the amount due from or paid by Tenant to Landlord on account of abatement, rebate or refund less the reasonable cost and expense of obtaining the same, approved in advance by Tenant, within thirty (30) days after receipt of same by Landlord. Landlord shall have the right, but not the obligation, to seek such abatement, refund or rebate. If Landlord declines to seek such abatement, refund or rebate following a written request therefor from Tenant, Landlord shall so notify Tenant within five (5) business days following such request, and thereafter Tenant may seek such abatement, refund or rebate, at Tenant’s sole cost and expense.

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5.3. Method of Payment. Tenant agrees to pay, as Additional Rent, together with the monthly payment of Annual Fixed Rent, one-twelfth (1/12) of Landlord’s reasonable estimated amount of Real Estate Taxes payable by Tenant under this Lease, in advance by ACH wire transfer. If Landlord has, prior to the Rent Commencement Date, paid any Real Estate Taxes covering a Tax Year or any part thereof falling within the Term of this Lease, Tenant shall pay Tenant’s share of such tax bill (in accordance with the provisions of Section 5.1) allocable to the first Tax Year; provided however that Tenant shall not be responsible for any Real Estate Taxes due or payable prior to the Rent Commencement Date. Landlord will estimate, in advance of each Tax Year, the amount of Tenant’s Tax Share of the Real Estate Taxes for the upcoming year, for any Tax Year, and Tenant agrees to pay one-twelfth (1/12) of such estimated Tax Pro Rata Share on the first day of each month of the Term. Upon expiration of each Tax Year, Landlord shall provide a copy of the tax bill to Tenant together with an appropriate adjustment against the estimated amount Tenant has paid for the year, evidenced as either an additional charge from the Landlord or credit to the Tenant, which will be payable within thirty (30) days of Tenant’s receipt of the annual adjustment notice.

5.4. Taxes on Tenant’s Personal Property, Improvements and Use. Tenant shall pay, prior to any due date, all taxes and governmental impositions of whatever kind or nature imposed with respect to all personal property owned or used by Tenant in or on the Leased Premises, and with respect to the Permitted Use, and Tenant shall reimburse Landlord as Additional Rent within thirty (30) days following demand thereof if Landlord shall have paid any such tax in the first instance.

ARTICLE 6

COMMON AREAS OPERATION /LANDLORD’S MAINTENANCE/COMMON AREA OPERATING CHARGES

6.1. Common Areas Operation. Landlord shall operate, manage, equip, light, repair and maintain the Common Areas in first class condition for their intended purposes and in accordance with all applicable laws, codes, and regulations. Except to the extent caused by the negligence or willful misconduct of Landlord, Landlord shall not be liable for any inconvenience or interruption of business or other consequential damages resulting from the making of repairs, replacements, improvements, alterations or additions or from the doing of any other work, by or at the direction of Landlord, to or upon any of such Common Areas, or from delay or failure to perform such maintenance, snow removal or other work with respect to such Common Areas, where such delay or failure is attributable to strikes or other labor services, or from any cause beyond Landlord’s reasonable control. Landlord shall have no duty to furnish police or security services (public or private).

6.2. Landlord’s Maintenance. Except as provided otherwise in this Lease, Landlord shall maintain and keep in good operating order and repair the roof, foundations and structural portions of the Building, including exterior glass, and the conduits, pipes and wires leading to and from the Common Areas of the Building, elevators, the Base Building HVAC, Building

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electric, plumbing, sewer and mechanical systems as provided in Landlord’s Base Building Work, and the sprinkler and fire safety systems of the Building wherever located, in good order, condition and repair, in compliance with the applicable building code. Subject to Section 10.6, Landlord shall not be responsible for any condition in the Building, including Landlord’s Base Building Work or the Common Areas, caused by any act or neglect of Tenant or any agent, employee, business invitee or contractor of Tenant nor any repairs and maintenance that are the responsibility of Tenant hereunder. All such repairs shall be made by Landlord promptly without delay, except for delays beyond Landlord’s reasonable control, and shall be made of quality or class equal to the original work or construction. Landlord shall not be in default of any obligation of Landlord hereunder unless Landlord fails to perform any of its obligations under this Lease within thirty (30) days after receipt of written notice of such failure from Tenant (“Landlord Default Notice”); provided, however, that if the nature of Landlord’s obligation is curable and is such that more than thirty (30) days are required for its performance, Landlord shall not be in default if Landlord commences to cure such default within the thirty (30) day period and thereafter diligently prosecutes the same to completion (such period of time, the “Landlord Cure Period”). If Landlord fails to undertake any work or repairs that Landlord is obligated to perform under this Lease within the Landlord Cure Period and such failure has a material adverse impact on Tenant or the Premises, then Tenant may perform such obligations. Notwithstanding the preceding sentence to the contrary, Tenant shall not have the right to perform Landlord’s maintenance, repair or other obligation, unless Landlord fails to commence the required action within the Landlord Cure Period and such failure continues for an additional period of five (5) business days after Tenant delivers to Landlord a second Landlord Default Notice (the “Second Default Notice”). Landlord shall reimburse Tenant for the amount of all reasonable costs actually incurred by Tenant in curing any such failure of Landlord within thirty (30) days following Landlord’s receipt of an invoice therefor from Tenant.

6.3. Charges for Common Areas and Building Operations.

(a) Common Area Operating Charges. As Additional Rent, Tenant shall pay Tenant’s Operating Share of all Common Area Operating Charges. The term “Common Area Operating Charges” shall mean all costs and expenses of every kind and nature paid or incurred by Landlord, whether performed directly by the Landlord or its agents or indirectly via a service contract, in cleaning, operating, managing, equipping, decorating, securing, lighting, repairing, replacing and maintaining (1) the Common Areas (including without limitation the heating and air conditioning thereof), (2) the utilities, equipment and facilities relating to the Building, Land or Common Areas or otherwise required to be provided, maintained or improved by Landlord (or with respect to which Landlord is required to contribute, including without limitation off-site utilities, facilities and improvements), and (3) all other areas of the Land or Common Areas (including without limitation all landscaping, gardening, pest control and preventative maintenance, snow and/or ice removal, trash, debris, refuse, and surface water removal, electronic intrusion and fire control machine). Without limiting the generality of the foregoing, Common Area Operating Charges shall include the following: (i) water and sewer and other utility system charges and assessments for the Common Areas; (ii) costs of all maintenance, repairs and replacements with respect to the Building that are not for the exclusive benefit of a single tenant or user of the Building; (iii) costs of the operation, maintenance, testing, repair and replacement of any utility or energy management system for the Building including without

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limitation the Base Building HVAC system, central sprinkler system or smoke detection systems; (iv) costs of liability, property damage, fire, workers’ compensation, and other insurance from time to time carried by Landlord with respect to the Building, the Land or the Common Areas; (v) reasonable wages, unemployment taxes, social security taxes, and personal property taxes and assessments relating to the operation of the Building, the Land or the Common Areas, (vi) fees for licenses and permits required with respect to the Building, the Land or the Common Areas, (vii) costs of supplies and uniforms (and the cleaning thereof) relating to the operation of the Common Areas; (viii) payments to the City of Cambridge relating to traffic safety, fire safety, or other governmental services and programs not included in Real Estate Taxes; and (ix) fees with respect to the administration and/or management of the Building, the Land or the Common Areas, which fees shall not exceed three percent (3%) of the base rent received by Landlord from all tenants in the Building. In the event Landlord installs equipment in or makes improvements or alterations to the Building which are for the purpose of reducing energy costs, maintenance costs or other Common Area costs and expenses, or are required under any laws (including any accessibility statute) which were not required as of the date of this Lease, then in any such case, Landlord may include in the Common Area Operating Charges reasonable charges for depreciation of the investment so as to amortize such investment over the useful life of such equipment, improvement or alteration on a straight line basis in accordance with GAAP.

(b) Common Area Operating Exclusions. The following costs if incurred by Landlord shall be excluded from Common Area Operating Charges: (1) capital expenditures, except as expressly provided above, (2) costs of utilities for other tenants in the Building, (3) principal or interest and any other payments on loans secured by mortgages on the Land, Building, or any part thereof; (4) the cost of any special service provided to a tenant of the Building which is not provided generally to the tenants of the Building, (5) the cost of remediating any Hazardous Materials present in, on or under the Land, (6) costs and expenses incurred in connection with leasing space in the Building, including, but not limited to, leasing commissions, advertising and promotional expenses, legal fees for preparation of leases, rents payable with respect to any leasing office, court costs and legal fees incurred to enforce the obligations of other tenants under leases of the Building, (7) costs recoverable by Landlord pursuant to its insurance policies, warranties, or service contracts, (8) costs resulting from defects in design, construction or workmanship of the Building and Landlord’s Base Building Work and the materials used in same, (9) costs due to Landlord’s default under this Lease or any violation of applicable laws, (10) costs due to the negligence of Landlord, its employees, agents, contractors and assigns, (11) Real Estate Taxes, (12) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or vacant space, (13) costs (including, legal fees, fines and penalties) in respect of disputes with tenants or other occupants of the Building, or incurred to enforce lease obligations of other tenants in the Building, (14) ground rent, (15) any costs representing an amount paid for services or materials to a related person, firm, or entity to the extent such amount exceeds the amount that would be paid for such services or materials at the then existing market rates to an unrelated person, firm or corporation, (16) costs associated with the operation of the legal entity which constitutes the Landlord or persons or entities which constitute or are affiliated with the Landlord or its partners or members, as such costs are separate and apart from costs associated with the operation of the Building, including legal entity

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formation, internal entity accounting and internal legal matters, (17) salaries and other compensation and fringe benefits paid to all persons above the level of a building manager (however titled) of Landlord and/or Landlord’s property manager, (18) Landlord’s general corporate overhead and administrative expenses (except for management fees to the extent permitted under this Lease), including accounting fees, and (19) costs and expenses incurred in connection with maintenance, repair, or replacement of or services provided for the Excluded Areas.

(c) Tenant’s Audit Right. Once per calendar year, at Tenant’s sole cost and expense with an auditor of Tenant’s choice that regularly provides such services, Tenant may audit, inspect and copy the books and records of Landlord with respect to any costs or item which is passed through to Tenant upon thirty (30) days advance written notice by Tenant to Landlord, provided that if such costs are determined by such auditor, in its reasonable and professional discretion, to be overstated by five percent (5%) or more, then Landlord shall be responsible for the cost of such audit not to exceed $10,000. Landlord must cooperate with Tenant in providing Tenant reasonable access to its books and records during normal business hours for this purpose.

6.4. Method of Payment of Common Area Operating Charges.

(a) Payment of Common Area Operating Charges. Commencing on the Rent Commencement Date, Tenant shall pay as Additional Rent on the first day of each month during the Term by ACH wire transfer an amount equal to one-twelfth (1/12) of Landlord’s good faith estimate of Tenant’s Operating Share of Common Area Operating Charges for each Operating Year. Within one hundred twenty (120) days after the expiration of each Operating Year, Landlord shall furnish Tenant with a statement in reasonable detail, setting forth the actual Common Area Operating Charges for the Operating Year (“Landlord’s Statement”). Upon thirty (30) days written notice from Landlord, the monthly installment of Tenant’s Operating Share may be adjusted a maximum of once per Operating Year to one-twelfth (1/12) of Tenant’s Operating Share of the actual Common Area Operating Charges incurred by Landlord during the preceding Operating Year. In no event may Landlord deliver invoices for Common Area Operating Charges more than twenty-four (24) months after the Operating Year in which such charges were incurred. Upon Tenant’s written request from time to time, Landlord shall meet with representatives of Tenant to discuss the current budget of Common Area Operating Charges and Landlord’s plans for upcoming Common Area Operating Charges and the parties shall work together in good faith to make adjustments to current service contracts and expenses and to plan for future requirements for Common Area Operating Charges.

(b) Overpayment. If the estimated monthly payments of Tenant’s Operating Share of Common Area Operating Charges that Tenant has paid are greater than Tenant’s Operating Share of Common Area Operating Charges as set forth in Landlord’s Statement, Landlord shall credit such overpayment against subsequent obligations of Tenant for payment of Common Area Operating Charges, or refund such overpayment if the Term has ended and Tenant has no further obligations to Landlord hereunder. If the estimated monthly payments of Tenant’s Operating Share of Common Area Operating Charges are less than Tenant’s Operating Share of Common Area Operating Charges as set forth in Landlord’s Statement, Tenant shall pay the balance due within thirty (30) days from receiving Landlord’s Statement as Additional Rent.

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ARTICLE 7

UTILITIES AND SERVICES

7.1. Utilities and Charges Therefor. Tenant acknowledges that Landlord has no obligation to provide any connection to utilities other than what is being provided to the Leased Premises as of the Lease Commencement Date. The Leased Premises shall be metered in accordance with Landlord’s Base Building Work. From and after the Lease Commencement Date, Tenant agrees and shall pay, on or before the due date, all charges for electricity, telephone, water and sewer, gas, and any other utilities used or consumed in the Leased Premises. All such utility charges shall be Additional Rent.

7.2. Discontinuances and Interruptions of Service. Landlord shall not be liable to Tenant in damages or otherwise for the quality, quantity, failure, unavailability, discontinuance or disruption of any utility service and the same shall not constitute a termination of this Lease, an actual or constructive eviction of Tenant, or entitle Tenant to an abatement of Rent or other charges. Notwithstanding the foregoing, if access to the Leased Premises or any portion thereof, HVAC, electricity, water or janitorial services to the Leased Premises (if supplied by Landlord) or maintenance and repair of the Leased Premises, is interrupted due to (i) Landlord’s negligence or misconduct or that of its employees or agents, or (ii) Landlord’s failure to perform its repair, replacement and maintenance obligations in this Lease beyond any applicable notice and cure periods, and if such interruption materially and adversely affects Tenant’s ability to operate at the Leased Premises in its ordinary course (any such set of circumstances as set forth in the foregoing clauses (i) and (ii) shall be referred to as an “Abatement Event”), then Tenant shall be entitled to an abatement of Annual Fixed Rent and Additional Rent in proportion to the disruption of Tenant’s operations at the Leased Premises attributable to the Abatement Event as follows: If Tenant notifies Landlord in writing of the Abatement Event, the abatement shall begin on the fifth (5th) consecutive business day (the “Eligibility Period”) after Tenant notifies Landlord of the Abatement Event, unless within such Eligibility Period and only until the set of circumstances leading to the Abatement Event have been removed, remedied or correct or Tenant shall have resumed its operations at the Leased Premises in the ordinary course, whichever is earlier, whereupon Tenant shall not be entitled to an abatement of Annual Fixed Rent and Additional Rent hereunder.

7.3. Janitorial Services. Landlord shall provide or contract for janitorial services for the Leased Premises, the Building and the Common Areas, in accordance with the cleaning specifications set forth on Exhibit I attached hereto, the cost of which services shall be Common Area Operating Charges. With respect to the Leased Premises, Tenant shall have the right to direct the janitorial scope within Tenant’s reasonable discretion subject to the terms and conditions of this Lease. Such services shall include washing the interior of the windows of the Leased Premises at least monthly or at such times as Landlord and Tenant shall determine in their reasonable discretion.

7.4. Pest Control Services. Tenant shall keep the Leased Premises free and clear of all vermin and other pests, and shall be responsible for contracting and paying for preventative and response requested pest control services exclusively serving the Leased Premises. Landlord shall keep the Building outside of the Leased Premises free and clear of all vermin and other pests, and shall be responsible for contracting and paying for preventative and response requested pest control services outside of the Leased Premises.

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7.5. Landlord Services. The costs of any services not covered by the provisions of this Lease and provided exclusively to the Leased Premises by Landlord at the request of Tenant shall be charged 100% to Tenant and payable within thirty (30) days of receipt of an invoice therefor as Additional Rent.

7.6. Base Building HVAC. Landlord and Tenant agree to cooperate in determining the hours that Landlord shall furnish Base Building HVAC services to the Leased Premises as part of Common Area Operating Charges.

ARTICLE 8

TENANT’S ADDITIONAL COVENANTS

8.1. Affirmative Covenants. Tenant covenants at its expense at all times during the Term and such further time as Tenant occupies the Leased Premises, or any part thereof:

8.2. Permitted Use. Any use of the Leased Premises other than the Permitted Use shall be subject to the applicable zoning of the Building and Landlord’s prior written approval.

8.3. Conduct of Business/Security. Tenant shall conduct its business so that no unreasonable odors, noise or debris from the Leased Premises shall create any nuisance or unreasonably interfere with other uses of the Land, the Building, or properties in the neighborhood of the Land. Tenant acknowledges that in all events, Tenant is responsible for providing security to the Leased Premises, its employees, contractors and invitees, and agrees to indemnify and save Landlord, its agents, employees, contractors and all other persons for whose actions Landlord may be legally responsible, harmless from any claim for injury to any person or damage or theft to property asserted by any of Tenant’s occupants, personnel, employees, contractors, guests, licensees, invitees or agents which is suffered or occurs in or about the Leased Premises or in or about the Building by reason of the act of an intruder or any other person in or about the Leased Premises or the Building, except to the extent caused by or arising as result of the negligence or willful misconduct of Landlord, its agents or its employees.

8.4. Rules and Regulations. Tenant shall comply, and require its employees, agents, licensees and invitees to comply with the Rules and Regulations. The parties acknowledge and agree that in the event of any inconsistency between this Lease and the Rules and Regulations, as the same may be amended, the terms and provisions of this Lease shall control.

8.5. Repairs and Maintenance. Subject to Landlord’s obligations under Section 6.2, Tenant will keep the Leased Premises in good order, condition and repair and Tenant agrees to make any and all repairs to the Leased Premises during the Term and to any improvements placed in the Leased Premises, all at Tenant’s own cost and expense and without expense to Landlord including, without limitation, the interior walls (other than exterior or structural walls), ceilings, utility meters, pipes and conduits within the Leased Premises (excluding Base Building

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HVAC), Tenant’s fixtures, heating, ventilating and air conditioning equipment installed by Tenant, all Tenant signs, locks and door closing devices, security systems, doors and door frames and glass (other than exterior glass), and any repairs to such improvements or installations required by any governmental authority. All such repairs shall be made by Tenant promptly without delay, except for delays beyond Tenant’s reasonable control, and shall be made of quality or class equal to the original work or construction. Repairs as used herein shall mean replacement whenever reasonably necessary. Tenant is not responsible for such repairs and maintenance if the need for such repairs or maintenance results from: (i) Landlord’s failure to perform its obligations hereunder; (ii) the act or neglect of Landlord or those claiming by, through or under Landlord; or (iii) damage by fire or other casualty covered by Landlord’s insurance. In any such events, Landlord is responsible for such repairs. If Tenant refuses or neglects to make any such repair within the prescribed time for curing of defaults under this Lease, Landlord may make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures or other property (except due to the negligence or willful misconduct of Landlord, its agents, employees or contractors), or to Tenant’s business by reason thereof, and upon completion thereof, Tenant shall pay Landlord’s reasonable out of pocket cost for making such repairs upon presentation to Tenant of a bill therefor as Additional Rent. Said bill shall be due and payable within twenty (20) days of receipt thereof and if not paid shall bear interest at the Default Rate computed from the due date of said bill to the date of payment by Tenant to Landlord. In addition to the foregoing, Tenant’s maintenance of all heating, ventilating and air conditioning equipment installed by Tenant shall include (a) at least semi-annual inspections and cleaning of such equipment, together with such adjustments and servicing as each such inspection discloses to be required (unless otherwise specified in writing by the manufacturer of such equipment and Landlord reasonably determines that such specifications are suitable for the maintenance and operation of such equipment) and (b) all repairs, testing and servicing as shall be necessary or reasonably required by Landlord or Landlord’s insurance underwriter.

8.6. Alterations. Any alterations to the Leased Premises by Tenant shall be performed in accordance with Tenant’s Work Requirements as set forth in Exhibit C-1 attached hereto.

8.7. Compliance with Law. Subject to landlord’s obligations under Section 4.1 and 6.2, Tenant agrees to make all repairs, alterations or replacements to the Leased Premises required by any law or ordinance or any order or regulation of any public authority solely because of the Permitted Use; to procure any licenses and permits required for any such Permitted Use; to pay all municipal, county or state taxes assessed against the leasehold interest hereunder, or personal property of any kind owned by or placed in, upon or about the Leased Premises by Tenant; and to comply with the orders and regulations of all governmental authorities in connection with the Permitted Use, except that Tenant may defer compliance so long as the validity of any such law, ordinance, order or regulation shall be contested in good faith and by appropriate legal proceedings, if Tenant first gives Landlord assurance satisfactory to Landlord against any loss, cost or expense on account thereof. Notwithstanding the foregoing, Tenant shall at all times comply in all material respects with all municipal, state, and federal ordinances, rules and statutes applicable to Tenant’s operations on and use of the Leased Premises, including without limitation all Environmental Laws.

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8.8. Payment by Tenant. To pay promptly when due the entire cost as contracted by the Tenant of any work to the Premises undertaken by Tenant.

8.9. Landlord’s Right to Enter. To permit Landlord and its agents to examine the Leased Premises at reasonable times, to show the Leased Premises to prospective purchasers, lenders and, during the final twelve (12) months of the Term, prospective tenants; and to enter the Leased Premises to make such repairs and replacements as Landlord may be permitted to make under this Lease, in all cases, upon at least twenty-four (24) hours prior reasonable notice to Tenant, all of the foregoing to be undertaken in such a manner in compliance with Tenant’s security requirements and so as to not unreasonably interfere with the conduct of Tenant’s activities in the Leased Premises.

8.10. Personal Property at Tenant’s Risk. That all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Leased Premises by Tenant or anyone claiming under Tenant, which may be on the Leased Premises or elsewhere in the Building, the Common Areas, or the Land shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or borne by Landlord unless due to the negligence or willful misconduct of Landlord, its employees, servants, agents or contractors, subject to Section 10.6.

8.11. Yield Up. At the expiration of the Term or earlier termination of this Lease, to remove all movable trade fixtures, personal property and Specialty Alterations, expressly excluding Fixtures (except as otherwise provided by Tenant’s Work Requirements); to repair any damage caused by such removal; and yield up the Leased Premises in the condition required to be maintained during the Term (or as otherwise required by Tenant’s Work Requirements), broom clean, reasonable use and wear and tear and damage by fire or other casualty excepted; and to surrender all keys to the Leased Premises. Tenant shall further indemnify Landlord against all reasonable loss, cost and damage resulting from Tenant’s failure and delay in surrendering the Leased Premises as above provided. The obligations of Tenant under the provisions of this Section 8.11 shall survive the termination of this Lease.

8.12. Assignment/Subletting. Tenant shall not assign, mortgage, pledge or encumber this Lease nor sublet all or any part of the Premises, nor permit or allow the use of all or any part of the Premises by third party users, except as follows:

(a) Consent/Assignment Conditions Precedent. Tenant shall obtain Landlord’s prior written consent for any assignment or sublease, which consent shall not be unreasonably withheld or delayed provided that the following conditions precedent are satisfied (“Assignment Conditions Precedent”):

(i) there exists no default by Tenant under this Lease beyond applicable notice and cure periods;

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(ii) the use of the Premises will continue to comply with the terms and conditions of this Lease, including, but not limited to, the Permitted Use or a proposed use acceptable to Landlord and in compliance with then-existing zoning and governmental entitlement requirements applicable to the Building;

(iii) any such assignee assumes in writing the obligations of Tenant under this Lease;

(iv) Tenant provides Landlord with at least thirty (30) days advance written notice of such assignment or sublease (unless advance written notice is not permitted due to applicable law, in which case written notice may be given within thirty (30) days after such transfer) and provides no later than five (5) business days thereafter an executed counterpart of any assignment or sublease agreement concerned, including without limitation any such assignee’s assumption in writing of the obligations of Tenant under this Lease; and

(v) any such assignee has a net worth, cash balance and operating income immediately following such assignment that is reasonably sufficient to satisfy the financial obligations under this Lease, as determined by Landlord in its reasonable discretion and evidenced by current financial statements in a form and content reasonably acceptable to Landlord.

(b) Related Parties. Notwithstanding the foregoing subsection (a), Landlord’s prior written consent shall not be required for, and Sections 8.12(c) and 8.12(d) shall not apply to, any assignment or sublease to an entity controlling, controlled by or under common control with Tenant, or to any successor to Tenant resulting from an acquisition, sale of all or substantially all of Tenant’s assets, merger, spin-off or consolidation (each, a “Related Party”) provided that the Assignment Conditions Precedent are satisfied with respect to each such assignment or sublease.

(c) Profit Sharing. If Tenant enters into any assignment or sublease of the Leased Premises or any portion thereof, excluding a Related Party transaction, Tenant shall deliver to Landlord as Additional Rent an amount equal to fifty percent (50%) of the Net Transfer Profits received by Tenant as assignor or sublessor from any assignee or sublessee. “Net Transfer Profits” shall mean the amount by which all rent, additional rent, compensation and other economic consideration received by Tenant in connection with such assignment or sublease (including, without limitation, any payment in excess of fair market value for services rendered by Tenant to the assignee or sublessee) that exceeds the Annual Fixed Rent payable hereunder on a per rentable square foot basis minus Tenant’s out of pocket expenses incurred in connection with such assignment or sublease and the allocable portion of the initial cost incurred by Tenant for Tenant’s Work. Prior to Tenant entering into any assignment or sublease, excluding a Related Party transaction, Tenant shall deliver to Landlord a detailed written schedule of all rent, additional rent, compensation and other economic consideration received or to be received by Tenant in connection with such assignment or sublease. Tenant’s failure to pay such percentage of Net Transfer Profits to Landlord as Additional Rent as required hereunder, regardless of Landlord’s consent to such assignment or sublease, shall be an event of default subject to the terms and conditions of Section 12.2 hereunder. Landlord’s acceptance of any amount of such Net Transfer Profits shall not be deemed consent to any assignment or sublease nor a waiver of the requirement of Landlord’s consent to any sublease in this Section 8.12.

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(d) Landlord Recapture Rights. Notwithstanding the provisions of subsections (a)-(c) above, if Tenant intends to market the Premises for an assignment of the Lease or sublease for the remainder of the Term of an portion of the Leased Premises totaling in the aggregate more than either (i) one (1) full floor of Building of which the Leased Premises is a part or (ii) 11,656 rentable square feet of the Leased Premises, Tenant shall first provide Landlord with written notice thereof, and Landlord may, at its sole discretion, elect by written notice to Tenant to terminate this Lease as to such portion of the Leased Premises and enter into a direct lease with such proposed assignee or sublessee. If Landlord does not exercise such recapture right within fifteen (15) business days following such notice from Tenant, Tenant shall have the right to market the Premises for sublease or assign this Lease to a third party subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) General Conditions. Notwithstanding anything to the contrary contained in this Section 8.12 or otherwise in this Lease:

(i) Tenant shall not offer to make or enter into negotiations (nor shall Landlord consent) with respect to a sublease or assignment to any of the following: (1) a tenant at the Property; (2) any party whom Landlord or any affiliate of Landlord is then negotiating with respect to leasing space at the Property; or (3) any entity owned by, owning, or affiliated with, directly or indirectly, any tenant or party described in clauses (1) and (2) hereof.

(ii) In relation to a sublease, no modification of the terms of this Lease or any course of dealing between Landlord and any sublessee of Tenant’s interest herein shall operate to release or impair Tenant’s obligations hereunder.

(iii) In the event of an assignment by Tenant, whether or not Landlord’s consent has been granted or is required hereunder, any such assignee shall be fully and directly liable, as the “Tenant” under this Lease, for the payment of Annual Fixed Rent, Additional Rent and any other amounts which may become due by the terms of this Lease and for the performance of all covenants, agreements and conditions on the part of the “Tenant” to be performed under this Lease, and any such assignee shall be jointly and severally liable with any subsequent assignee(s) for all the obligations of “Tenant” under this Lease.

(iv) Intentionally omitted.

(v) No assignment of sublease shall relieve Tenant its obligations under the Lease.

(vi) In the event that Tenant assigns this Lease or sublets the whole or any part of the Premises in violation of the provisions of this Section 8.12, at Landlord’s option, in Landlord’s sole discretion, (1) such assignment or sublet shall result in this Lease being binding upon the assignee, jointly and severally, with Tenant, and (2) Landlord shall have the right to terminate this Lease by giving Tenant notice of Landlord’s intent to do so.

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(vii) Tenant shall pay all Landlord’s reasonable out of pocket attorneys’ fees and expenses incurred from time to time, not to exceed $5,000, in connection with each request by Tenant to assign or sublet this Lease or request by Tenant for Landlord to take any other action under this Section 8.12, whether or not Landlord withholds or provides its consent hereunder.

(viii) Landlord shall respond to any Tenant request for consent to any assignment or sublease within twenty (20) business days after Tenant has given such request to Landlord; provided that (x) if Landlord denies such request Landlord shall provide a detailed explanation as to the reason for such denial and shall thereafter reasonably work with Tenant to address any issues related thereto and (y) if Landlord fails to respond within such twenty (20) business day period, and such if failure continues for an additional period of five (5) business days after Tenant delivers to Landlord a second notice, then Landlord shall be deemed to have consented to the same.

(f) Licenses. Notwithstanding anything to the contrary in this Section 8.12, Tenant shall have the right, without obtaining Landlord’s consent, to license, from time to time, portions of the Leased Premises (the “License Space”) to (X) any person with whom Tenant has an ongoing business relationship, and (Y) providers to Tenant of outsourced services including, but not limited to, catering, mailroom, file room, information technology, and photocopying services (“Service Providers”), (collectively, with such licensees under clauses (X) and (Y),“Permitted Occupants”), provided (i) the License Space is not separately demised, (ii) Landlord is provided reasonable prior written notice of any such license, which includes the duration of the same and a description of the proposed use by each such licensee, (iii) the licensee maintains the same liability insurance required of Tenant hereunder and evidence of the same is provided to Landlord, and (iv) a written license is executed by the licensee which provides that it is subject and subordinate to this Lease and whereby the licensee acknowledges that it has no interest in the Leased Premises other than that of a licensee, and a copy of such written license and any amendments thereto is delivered to Landlord within five (5) business days following the execution thereof.

8.13 Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord as follows, as of the Effective Date of this Lease:

(a) There are no actions, suits or proceedings pending or, to the knowledge of Tenant, threatened, against or affecting Tenant which, if determined adversely to Tenant, would adversely affect its ability to perform its obligations hereunder. Tenant has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Tenant’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Tenant’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Tenant’s assets, (e) admitted in writing its inability to pay its debts as they come due or (f) made an offer of settlement, extension or composition to its creditors generally. Tenant has full right, power and authority and is duly authorized to enter into this Lease, to perform each of the covenants on its part to be performed hereunder and to execute and deliver, and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Lease.

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(b) Neither the execution, delivery or performance of this Lease (i) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (1) the organizational documents of Tenant, (2) to the best of Tenant’s knowledge, any law or any order, writ, injunction or decree of any court or governmental authority, or (3) any agreement or instrument to which Tenant is a party or by which it is bound or (ii) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

(c) Except as provided in this Lease, no authorization, consent, or approval of any governmental authority (including courts) or any other person is required for the execution, delivery and performance by Tenant of this Lease or the performance of its obligations hereunder.

ARTICLE 9

QUIET ENJOYMENT

9.1. Quiet Enjoyment. Landlord agrees that so long as no default on behalf of Tenant exists beyond applicable notice and cure periods, and subject to the terms of this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Leased Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming by, through, or under Landlord.

ARTICLE 10

INSURANCE/CASUALTY/TAKING

10.1. Landlord’s Insurance. Landlord covenants to carry or cause to be carried, throughout the Term (a) property insurance on the Building in the amount of the full replacement value of the Building (exclusive of footings and foundations), as the value may exist from time to time, and as required by any lender or ground lessor of Landlord or its affiliates with respect to the Building including damage done by fire and other casualty typically covered under special form, or all risk, policies covering comparable buildings in the vicinity of the Building, (b) boiler and machinery insurance amounts and with deductibles that would be considered standard for a Class A building in the City of Cambridge, and (C) commercial general liability insurance in amounts not less than $5,000,000. Said insurance shall be maintained by Landlord, and payments for losses thereunder shall be made solely to Landlord. Landlord reserves the right to maintain such additional insurance (whether by additional amounts and/or coverages) as is customary for a prudent landlord of similarly situated properties in the City of Cambridge or to meet the insurance requirements of any mortgagee or ground lessor. The cost of all insurance maintained by Landlord under this Section 10.1 shall be Common Area Operating Charges to the extent provided in Section 6.3(a) above.

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10.2. Tenant’s Insurance. Tenant covenants throughout the Term of this Lease to maintain with a company or companies qualified to do business in the Commonwealth of Massachusetts and in good standing therein, Tenant’s Insurance. Tenant’s Insurance required to be maintained hereunder shall be deemed to be an additional obligation of Tenant and not in discharge or a limitation to Tenant’s obligations to indemnify Landlord as provided in Section 10.4 hereof.

10.3. Tenant’s Risk. Tenant agrees (i) to use and occupy the Leased Premises and Common Areas at Tenant’s own risk; and Landlord shall have no responsibility or liability for loss or damage to fixtures or other personal property of Tenant for any reason whatsoever (except for loss or damage to the extent caused by the negligence or willful misconduct of Landlord or its agents, contractors or employees, subject to Section 10.6); and (ii) that Landlord, its agents, employees and other persons for whose action Landlord may be legally responsible, shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant for any loss or damage that may be occasioned by the acts or omissions of persons occupying adjoining premises or any part of the Building, the Land, or otherwise (except for loss or damages to the extent caused by the negligence or willful misconduct of Landlord or its agents or employees, subject to Section 10.6).

10.4. Tenant’s Indemnity. Commencing on the Lease Commencement Date or such sooner date, and for such period that, Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees enter onto the Building, the Land or the Common Areas, including without limitation any such entry pursuant to a license therefor granted by Landlord in accordance with Section 4.2(b), and thereafter during the Term, Tenant shall defend, indemnify and save harmless Landlord and its agents and employees against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable architect’s and attorneys’ fees, which may be imposed upon or incurred by or asserted against Landlord or its agents, arising from (a) the occupancy, use of, or entry onto, the Building, the Land, the Common Areas, or any parking areas provided by Landlord hereunder, including without limitation the Parking Garage, the CambridgeSide parking garage, or the parking areas located on the Land, as applicable, by Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees, except to the extent caused by the negligence or willful misconduct of Landlord, its employees, agents or contractors; (b) any Hazardous Materials deposited, released or stored by Tenant or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees; or (c) any breach of this Lease by Tenant. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant upon written notice from Landlord shall at Tenant’s expense resist or defend such action or proceeding by counsel reasonably approved by Landlord. These indemnification provisions shall survive the termination of this Lease.

10.5. Landlord’s Indemnity. Landlord shall defend, indemnify and save harmless Tenant and its agents and employees against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable architects’ and attorneys’ fees, which may be imposed upon or incurred by or asserted against Tenant or its agents, arising from (a) the occupancy, use of, or entry onto, the Building, the Land, the Common Areas, or any parking areas provided by Landlord hereunder, including without limitation the Parking Garage, the CambridgeSide parking garage, or the parking areas located on the Land, as applicable, by Landlord or any of its agents, contractors, subcontractors, servants, employees, subtenants,

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licensees or invitees, except to the extent caused by the negligence or intentional misconduct of Tenant, its employees, agents or contractors; (b) any Hazardous Materials deposited, released or stored by Landlord or any of its agents, contractors, subcontractors, servants, employees, subtenants, licensees or invitees, or existing as of the date of this Lease in, on or under the Land or Building; or (c) any breach of this Lease by Landlord. In case any action or proceeding is brought against Tenant by reason of any such claim, Landlord upon written notice from Tenant shall at Landlord’s expense resist or defend such action or proceeding by counsel reasonably approved by Tenant. These indemnification provisions shall survive the termination of this Lease.

10.6. Waiver of Subrogation. All insurance which is carried by either Party with respect to the Leased Premises, whether or not required, shall include provisions which either designate the other Party as additional insured or deny to the insurer acquisition by subrogation of rights of recovery against the other Party to the extent such rights have been waived by the insured Party prior to occurrence of loss or injury. Each Party shall be entitled to have duplicates or certificates of any policies containing such provisions. Each Party hereby waives all rights of recovery against the other for loss or injury resulting from a peril or risk against which either Party is actually insured, or for which such Party is required hereunder to purchase insurance, whether or not such insurance is in fact maintained.

10.7. Partial Damage . If, on and after the Lease Commencement Date, the Leased Premises, Building or Common Areas shall be “partially damaged” (as distinguished from “substantially damaged” (substantial damage being damage of the character that may not, in the ordinary course, be expected to be repaired within 270 days from commencement of repair work)) by fire or casualty, Landlord shall promptly proceed upon receipt of the insurance proceeds, to restore so much of the Building and Leased Premises as was originally constructed by Landlord to substantially the condition in which that portion of the Leased Premises originally constructed by Landlord was in at the time of such damage in a manner so as to minimize the disturbance to Tenant, but Landlord shall not be responsible for delay which may result from any cause beyond the reasonable control of Landlord nor shall Landlord be liable to expend more than the insurance proceeds made available to Landlord. The Annual Fixed Rent and Additional Rent until such repairs shall be completed shall be abated on a per square foot basis according to the part of the Leased Premises or Common Area which is usable by Tenant.

10.8. Substantial Damage . If, on or after the Lease Commencement Date, the Building and Leased Premises shall be substantially damaged by fire or casualty, Landlord shall either (i) promptly, after such damage and the determination of the net amount of insurance proceeds available to Landlord, expend so much as may be necessary of such net amount to restore, to the extent originally constructed by Landlord (consistent, however, with zoning laws and building codes then in existence), so much of the Building and Leased Premises as were originally constructed by Landlord to substantially the condition in which such portion of the Leased Premises were in at the time of such damage, but Landlord shall not be responsible for delay which may result from any cause beyond the reasonable control of Landlord, or (ii) give notice to Tenant in writing within sixty (60) days following such casualty of Landlord’s election to terminate this Lease. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice, with the same force and effect as if such date were the date originally established as the expiration date hereof. Provided that Landlord has maintained the types and

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amounts of insurance required hereunder, should the net amount of insurance proceeds available to Landlord be insufficient to cover the cost of restoring the Building and Leased Premises, in the reasonable estimate of Landlord, Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the Building and Leased Premises with all reasonable diligence, or Landlord may terminate this Lease by giving notice to Tenant not later than sixty (60) days following receipt of insurance proceeds, in which event, this Lease shall terminate as of the date of such notice, with the same force and effect as if such date were the date originally established as the expiration date hereof. In the event Landlord restores that portion of the Building and Leased Premises for which Landlord is responsible, Tenant shall promptly commence and diligently pursue to completion that portion of the Leased Premises constructed by Tenant, including Tenant’s fixtures and equipment and leasehold improvements.

10.9. Intentionally Omitted.

10.10. Tenant’s Termination Right. If, on or after the Lease Commencement Date, the Building and Leased Premises shall be substantially damaged by fire or casualty, Tenant shall have the right to terminate this Lease by giving written notice to Landlord, within thirty (30) days after receipt of Landlord’s estimate of the required restoration period, of Tenant’s election to terminate this Lease. In addition, if for any reason, restoration of damage as described in Sections 10.8, and 10.9 shall not be substantially completed within 270 days from the occurrence (which 270-day period may be extended for such periods of time as Landlord is prevented from proceedings with or completing such restoration for any cause beyond Landlord’s reasonable control, including without limitation any permitting or approvals required by applicable authorities and the disposition of insurance proceeds, but in no event for more than an additional ninety (90) days), Tenant shall have the right to terminate this Lease by giving written notice to Landlord thereof within thirty (30) days after the expiration of such period (as so extended), or after receipt of such notice, as the case may be. Following the giving of such notice, this Lease shall cease and come to an end without further liability or obligation on the part of either Party (other than with respect to obligations of the Parties’ outstanding pursuant to this Lease as of the effective date of such termination) unless, within thirty (30) days after such notice, Landlord substantially completes such restoration. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration.

10.11. Rights of Termination For Taking.

(a) If the entire Leased Premises, or such portion thereof or of the Building or Common Areas render the balance (if reconstructed to the maximum extent practicable in the circumstance) uneconomic (based upon business judgment reasonably exercised by Landlord) for the Permitted Use with respect to the Leased Premises or for the operation of the Building, shall be taken by condemnation or right of eminent domain, or a negotiated deed in lieu thereof, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after the effective date of such taking, or as to Tenant, if later, thirty (30) days after Tenant receives notice of the taking from Landlord. The effective date of the termination shall be the earlier of the effective date of the taking or the date of the notice.

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(b) Should any part of the Leased Premises be so taken or condemned and such taking or condemnation occurs after the Lease Commencement Date, and should this Lease not be terminated by Landlord or Tenant in accordance with the foregoing provisions, Landlord agrees promptly after such taking or condemnation, and the determination of Landlord’s pro tanto award on account thereof, subject to the terms of any mortgage encumbering the Building, to expend so much may be necessary of the net amount of the pro tanto award to restore to the extent originally constructed by Landlord (consistent, however, with zoning laws and building codes then in existence), so much of the Leased Premises as were originally constructed by Landlord to an architectural unit as nearly like their condition prior to such taking as shall be practicable. Should the amount of the pro tanto award be insufficient to cover the cost of restoring the Leased Premises, in the reasonable estimate of Landlord, Landlord may, but shall have no obligation to, supply the amount of such insufficiency and restore the Leased Premises to such an architectural unit, with all reasonable diligence, or Landlord may terminate this Lease by giving notice to Tenant not later than a reasonable time after Landlord has determined the pro tanto award and the estimated cost of such restoration.

10.12. Landlord Reserves Award. Landlord reserves all rights to awards, settlements or judgments for damages to the Leased Premises and the leasehold hereby created now accrued or hereafter accruing (not including a separate award for Tenant’s leasehold improvements performed by Tenant and its relocation expenses), by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation Tenant grants to Landlord all Tenant’s rights to such awards, settlements or judgments and agrees to execute and deliver such further instruments of assignment thereof as Landlord may from time to time request. Tenant may pursue any further action for business loss or other loss provided that in no event may any such action affect or interfere with Landlord’s eminent domain award.

ARTICLE 11

LANDLORD’S REPRESENTATIONS AND WARRANTIES

11.1. Landlord’s Representations and Warranties. Landlord represents and warrants that (a) it is the owner of the Building within which the Leased Premises are situated pursuant to and subject to (i) a certain Ground Lease between Bent Street Land Company LLC (predecessor in interest to Landlord (f/k/a First Street-US, LLC)), as tenant, and Bent Associates Limited Partnership (predecessor in interest to Bent Associates, LLC), as landlord, dated November 12, 2010, as amended by an Assignment, Assumption and Modification Agreement of Ground Lease dated April 19, 2013 and a Second Amendment to Ground Lease dated as of March 10, 2015, with respect to the property located at 121 First Street, Cambridge, Massachusetts, and (ii) a certain Amended and Restated Ground Lease between the Landlord and Charles A. Denault, as Trustee of the Eldor First Street Realty Trust dated June 15, 2018, with respect to the property located at 131-137 First Street, Cambridge, Massachusetts (such leases under clauses (i) and (ii), the “Ground Leases”), and (iv) subject to the easements, restrictions and encumbrances of record; (b) Landlord has the authority to enter into this Lease with Tenant; and (c) the Leased Premises shall be suitable for the Permitted Use and constructed in a good and workmanlike manner in accordance with all laws and regulations, including, but not limited to, applicable building codes and regulations and all applicable laws pertaining to disability access and all Environmental Laws, and in accordance with all applicable zoning regulations and any

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covenants binding the owner personally or running with the Land upon which the Building is built. Landlord further represents and warrants that to Landlord’s knowledge, the Land, Building and the Leased Premises are presently free of asbestos, toxic waste, underground storage tanks, and other Hazardous Materials in amounts exceeding legally established maximum thresholds. Landlord agrees to indemnify and hold harmless Tenant, its directors, officers, partners and any of its employees, against all costs incurred (including without limitation amounts paid pursuant to penalties, fines, orders), arising out of any claim made by Federal, State or local agencies or departments or private litigants or third parties with respect to violations or alleged violations of Environmental Laws, provided such violations or alleged violations are not caused by or related to Tenant or Tenant’s use of the Leased Premises.

ARTICLE 12

DEFAULTS

12.1. Bankruptcy and Insolvency. This Lease and the Term and estate hereby granted are subject, inter alia, to the limitation that whenever Tenant (which term for the purposes of this Article 12 shall include any guarantor or surety of Tenant’s obligation herein), shall make an assignment for the benefit of creditors, or shall file a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant, or whenever a petition shall be filed by or against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or whenever a permanent or temporary receiver of Tenant or of, or for, the property of Tenant shall be appointed, or if Tenant shall plead bankruptcy or insolvency as a defense in any action or proceeding, then Landlord, at any time after the event continues for ninety (90) days after filing without dismissal, may give Tenant a notice of intention to end the Term at the expiration of five (5) days from the service of such notice of intention, and, provided a dismissal has not occurred upon the expiration of said five (5) day period, then this Lease and the Term and estate hereby granted, whether or not the Term shall theretofore have commenced, shall terminate with the same effect as if that day were the expiration date, but Tenant shall remain liable for damages as provided in this Lease.

12.2. Further Limitation.

(a) This Lease and the Term and estate hereby granted are subject to the further limitation that:

(i) whenever Tenant shall default in the payment of any monthly installment of Annual Fixed Rent, or in the payment of any other sums payable from Tenant to Landlord under this Lease as Additional Rent, on any day upon which the same shall be due and payable and such default shall continue for five (5) business days after the giving of written notice thereof by Landlord, provided that Landlord shall not be obligated to give more than two (2) such notices during any twelve (12) month period during the Term, after which third notice Tenant shall be deemed in default if payment is more than five (5) business days late; or

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(ii) whenever Tenant shall do or permit anything to be done, whether by action or inaction, contrary to any of Tenant’s obligations hereunder, and if such situation shall continue and shall not be remedied by Tenant within thirty (30) days after Landlord shall have given to Tenant a written notice specifying the same, or, in the case of a happening of default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to the risk of criminal liability or foreclosure of any mortgage encumbering the Building, if Tenant shall not duly institute within such thirty (30) day period and promptly and diligently prosecute to completion all steps necessary to remedy the same; or

(iii) whenever any event shall occur or any contingency shall arise whereby this Lease or any interest therein or the unexpired balance of the Term hereof would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted in this Lease;

then in any such event covered by subsections (i), (ii), or (iii) of this Section 12.2 at any time thereafter, Landlord may give to Tenant a notice of intention to end the Term of this Lease at the expiration of three (3) days from the date of service of such notice of intention, and, provided such default has not been cured, upon the expiration of said three (3) days this Lease and the Term and estate hereby granted, shall terminate with the same effect as if that day were the expiration date, but Tenant shall remain liable for damage as provided in Article 13 of this Lease.

(b) During the pendency of any proceedings brought by Landlord to recover possession by reason of default, Tenant shall continue all monetary payments required to be made to Landlord, and Landlord may accept such payments for use and occupancy of the Leased Premises, and in such event, Tenant waives its right in such proceeding to claim as a defense that the receipt of such money payments by Landlord constitutes a waiver by Landlord of such default.

12.3. Re-Entry by Landlord—Default Provisions. If this Lease shall terminate for any reason whatsoever, Landlord or Landlord’s agents and employees may, immediately or at any time thereafter, enter upon and re-enter the Leased Premises, or any part thereof, and possess or repossess itself thereof either by summary dispossess proceedings, ejectment or by any suitable action or proceeding at law or by agreement, and may dispossess and remove Tenant and all other persons and property from the Leased Premises without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Leased Premises and the right to receive all rental income again as and of its first estate and interest therein. The words “enter” or “re-enter,” “possess” or “repossess” as herein used, are not restricted to their technical and legal meaning. In the event of any termination of this Lease under the provisions of this Section 12.3 or re-entry under this Section 12.3 or in the event of the termination of this Lease, or re-entry by summary dispossess proceedings, ejectment or by suitable action or proceeding at law, or by agreement, by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Annual Fixed Rent and any Additional Rent due up to the time of such termination of this Lease or of such recovery of possession of the Leased Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 13.

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12.4. Cumulative Remedies. Each right and remedy of Landlord provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

12.5. Retention of Monies. If this Lease shall terminate under the provision of this Article 12, or if Landlord shall re-enter the Leased Premises under the provisions of this Article 12, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action of any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall in all cases be credited by Landlord against any Annual Fixed Rent or Additional Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 13 hereof.

12.6. Payment of Landlord’s Cost of Enforcement. Except as provided in Section 14.30 below, Tenant agrees to pay on demand Landlord’s reasonable, necessary and actual out-of-pocket expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease.

12.7. Landlord’s Right to Cure Defaults. Landlord may, but shall not be obligated to, cure, at any time following twenty (20) days’ prior written notice to Tenant (except in cases of emergency, or if delay may expose Landlord to civil or criminal damages, penalties, or fines, when no notice shall be required or if such default is not capable of being cured within twenty days, during such twenty-day period Tenant has commenced such cure and is diligently pursuing it to completion) any default by Tenant under this Lease. Any sums expended by Landlord under this Section 12.7 shall be repaid by Tenant as Additional Rent within twenty (20) days after submission of a bill therefor, and if such sums are not so paid, when due, they shall bear interest at the Default Rate from the date due until fully paid.

12.8. No Waiver of Default. No consent or waiver, express or implied, by either Party to or of any breach of any covenant, condition or duty of the other Party shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

12.9. Breach. In the event of any material breach by either Party of any of the agreements, terms, covenants or conditions contained in this Lease, the other Party shall be entitled to enjoin such breach and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise.

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ARTICLE 13

DAMAGES

13.1. Damages.

(a) If this Lease is terminated under the provisions of Article 12, or if Landlord shall re-enter the Leased Premises under the provisions of Article 12, or in the event of the termination of this Lease, or of re-entry by summary dispossess proceedings, ejectment or by any suitable action or proceeding at law, or by agreement, by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(i) On demand, a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the excess (discounted to present value) of (i) the aggregate of the Annual Fixed Rent and the Additional Rent payable hereunder which would have been payable by Tenant (conclusively presuming Additional Rent to be the same as was payable for the twelve (12) month period immediately preceding such termination) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the expiration of the Term, had this Lease not so terminated or had Landlord not so re-entered the Premises, over (ii) the aggregate fair market rental value (calculated as of the date of such termination or re-entry) of the Premises for the same period, or

(ii) Sums equal to the Annual Fixed Rent and Additional Rent payable hereunder which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Leased Premises (conclusively presuming Additional Rent to be the same as was payable for the twelve (12) month period immediately preceding such termination), payable monthly but otherwise upon the terms therefor specified herein following such termination or such re-entry and until the expiration of the Term; provided, however, that if Landlord shall relet the Leased Premises or any portion or portions thereof during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting. Such net rents shall be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Leased Premises and in securing possession thereof, as well as the reasonable expenses of reletting, including altering and preparing the Leased Premises or any portion or portions thereof for new tenants, brokers’ commissions, advertising expenses, reasonable attorneys’ fees, concessions of free rent as reasonably determined by Landlord, and all other expenses properly chargeable against the Leased Premises and the rental therefrom. It is understood that any such reletting may be for a period shorter or longer than the remaining Term of this Lease, but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 13.1 to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. Landlord shall use commercially reasonable efforts to relet the Leased Premises, and in so doing, Landlord may take into consideration all factors which a Landlord similarly situated could take into consideration including, without limitation, tenant mix and the proposed tenant’s financial status. If the Leased Premises or any part thereof should be relet in combination with other space, then proper apportionment shall be made of the rent received from such reletting and of the expenses of reletting.

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(b) If the Leased Premises or any part thereof be relet by Landlord for the unexpired portion of the Term, or any part thereof, before presentation of proof of such damages to any court, commission, or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value of the Leased Premises, or part thereof, so relet during the term of the reletting (unless such space is relet to any Party related to or affiliated with Landlord, in which event the rent shall not be prima facie evidence of fair market rent). Landlord, however, shall in no event and in no way be responsible or liable for any failure to relet the Leased Premises or any part thereof or for failure to collect any rent due upon any such reletting, provided however that in all cases Landlord shall use reasonable efforts to relet the Leased Premises and to collect the rent.

(c) Notwithstanding anything herein to the contrary, except with respect to claims for such damages made by third parties, Landlord and Tenant each waive any consequential, punitive, or special damages.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1. Notices from Tenant to Landlord. Any notice, demand or other communication from Tenant to Landlord shall be in writing and shall be deemed duly given if delivered to Landlord at the address hereinbelow set forth by registered or certified mail, return receipt requested, or by private, nationally recognized overnight courier.

To Landlord:	US Parcel A, LLC c/o Urban Spaces, LLC 111 First Street Cambridge, MA 02141 Attn: David Notter

with a copy to:	Hemenway & Barnes LLP 75 State Street, 16th Floor Boston, MA 02109 Attn: John J. Siciliano, Esq.

14.2. Notices from Landlord to Tenant. Any notice, demand or other communication from Landlord to Tenant shall be in writing and shall be deemed duly given if delivered to Tenant at the address hereinbelow set forth by registered or certified mail, return receipt requested, or by private, nationally recognized overnight courier.

To Tenant:	CarGurus, Inc. 2 Canal Park, Suite 4 Cambridge, MA 02141 Attn: Jason Trevisan

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with a copy to:	CarGurus, Inc. 2 Canal Park, Suite 4 Cambridge, MA 02141 Attn: General Counsel

Any such notice, demand or other communication given under this Section 14.2 or Section 14.1 above shall be effective when received (or upon refusal of receipt). Either Landlord or Tenant may from time to time change its address for notices, demands or other communications relating to this Lease by written notice to the other in accordance with the terms of this Section 14.2 or Section 14.1 above.

14.3. Brokerage. Each of the parties represents and warrants that it has not dealt with any broker or finder in connection with this Lease other than the Brokers. Any claims for brokerage commissions or finder’s fees in connection with the execution of this Lease by the Brokers shall be paid by Landlord pursuant to a separate agreement. Each of the parties agrees to indemnify the other against and hold it harmless from, all liabilities arising from any breach of the indemnifying party’s representation contained in this Section 14.3 (including, without limitation, the cost of reasonable attorney fees in connection therewith).

14.4. Lease Not to be Recorded. Tenant agrees that it will not record this Lease but, at Tenant’s request, Landlord shall execute and deliver a notice of this Lease in a form attached hereto as Exhibit E. If this Lease is terminated before the Term expires, Landlord may file in the name of Landlord and Tenant a notice of such termination to be recorded and Tenant hereby constitutes and appoints Landlord attorney-in-fact for Tenant to execute such notice for and on behalf of Tenant.

14.5. Bind and Inure: Limitation of Landlord’s Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, except that Landlord and each successive holder of Landlord’s interest in the Building and Land shall be liable only for obligations arising during the period of such ownership of such interest. Landlord and Landlord’s members shall not be personally liable to Tenant for the performance of any covenant of Landlord under this Lease; and in the event of any alleged claim by Tenant against Landlord arising under this Lease, Tenant agrees it will not seek to secure any such claim against Landlord by any attachment, garnishment or other security proceeding against any property of Landlord other than the Building and/or Land; and in the event Tenant obtains any judgment against Landlord by virtue of an alleged default by Landlord under this Lease, Tenant agrees it will not look to any property of Landlord other than the Building and Land for satisfaction of such judgment.

14.6. Force Majeure. In any case where either Party hereto is required to do any act (other than Tenant’s obligation to pay Annual Fixed Rent or Additional Rent) under this Lease, the time for such performance shall be extended by the period of delays caused by fire or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations or other causes beyond the reasonable control of such Party.

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14.7. Status Certificate. Tenant agrees from time to time, upon not less than ten (10) business days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that Tenant has no defenses, offsets or counterclaims against its obligation to pay Annual Fixed Rent or Additional Rent; and to perform its other covenants under this Lease; or if there have been any modifications or Tenant has any defenses, etc., that the Lease is in full force and effect as modified and stating that the modifications and any defenses or offsets claimed by Tenant in reasonable detail. Any such statement delivered pursuant to this Section 14.7 may be relied upon by any prospective purchaser or mortgagee of the Leased Premises. Landlord agrees to provide a similar certificate to Tenant from time to time upon not less than ten (10) business days prior written request by Tenant.

14.8. Subordination, Attornment, Notice to Mortgagees.

(a) This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all mortgages, building loan agreements, easements, and ground leases which may now or hereafter affect the Building, the Land, or the Common Areas, including, without limitation, the Ground Leases (“Superior Encumbrances”), whether or not the Superior Encumbrances shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under the Superior Encumbrances, and to all renewals, modifications, replacements and extensions of the Superior Encumbrances and spreaders, consolidations and correlations of the Superior Encumbrances. Notwithstanding anything herein to the contrary, the subordination of this Lease and Tenant’s obligation to attorn to any Superior Encumbrances is subject to the condition precedent that such holder of any Superior Encumbrance execute and deliver to the Tenant an agreement not to disturb Tenant’s possession as long as Tenant is not in default with respect to any of the covenants or conditions of this Lease to be performed and observed by Tenant, in a form similar to (i) Exhibit F attached hereto, with regard to mortgages, or (ii) Exhibit K attached hereto, with regard to ground leases (each, an “SNDA”).

(b) Tenant agrees, without further instruments of attornment in each case, to attorn to the holder of any Superior Encumbrance; to waive the provisions of any statute or rule or law now or hereafter in effect which may give or propose to give Tenant any right of election to terminate this Lease or to surrender possession of the Leased Premises in the event a Superior Encumbrance is foreclosed; and that this Lease shall not be affected in any way whatsoever by any such foreclosure proceeding except as may be provided in an SNDA.

14.9. Assignment of Rents. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a Superior Encumbrance, Tenant agrees that:

(a) the execution thereof by Landlord, and the acceptance thereof by such holder, shall never be deemed an assumption by such holder of any of the obligations of Landlord hereunder, unless such holder shall, by written notice sent to Tenant, specifically otherwise elect; and

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(b) except as set forth in subsection (a) above, such holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s Superior Encumbrance and the taking of possession of the Leased Premises by such holder.

14.10. Mortgagee’s Assent Required.

(a) None of the following shall be valid unless consented to by Landlord’s mortgagees of record, if any: (i) any agreement to make or accept any surrender, termination or cancellation of this Lease (other than pursuant to a remedy or right expressly provided in this Lease or available at law or in equity), (ii) any agreement to modify so as to reduce the Annual Fixed Rent or Additional Rent, or to shorten the Term, (iii) any prepayment in excess of one month of Annual Fixed Rent and Additional Rent hereunder, (iv) any subordination of this Lease to any lien subordinate to such mortgage, or (v) any material amendment or modification of this Lease other than any amendment or modification specifically contemplated by the terms of this Lease, including without limitation pursuant to the exercise of any contractual option in this Lease.

(b) No mortgagee shall be (i) liable for any act or omission of any prior landlord, including Landlord, (ii) liable for the return of the Security Deposit unless the same has been delivered or credited to such party, as applicable, (iii) subject to any offsets or defenses that Tenant might have against any prior landlord, including Landlord, or (iv) bound by any payment of Annual Fixed Rent or Additional Rent for more than the current month (except to the extent that such payments are actually received by a mortgagee).

(c) No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to mortgagees of the Land and Building of which Tenant has received notice, specifying the act or failure to act on the part of Landlord which could or would give rise to Tenant’s rights; and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within the timeframe set forth in this Lease plus an additional thirty (30) days thereafter if such mortgagee elects to do so; but nothing contained in this Section 14.10 shall be deemed to impose any obligation on any such mortgagees to correct or cure any such condition.

14.11. No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Annual Fixed Rent or Additional Rent then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

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14.12. Governing Law. This Lease and the rights and obligations of the Parties shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without application of conflict of law principles. If any term of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law. Landlord shall not be deemed, in any way or for any purpose, to have become, by the execution of this Lease or any action taken thereunder, a partner of Tenant in its tenancy or in its business or otherwise a joint venturer or a member of any enterprise with Tenant. The Parties agree that any legal action or proceeding with respect to this Lease shall be brought in the state or federal courts located in Middlesex County, Massachusetts, and by execution and delivery of this Lease, the Parties accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. Except to the extent prohibited by law which cannot be waived, each Party hereto waives trial by jury in connection with any action or proceeding of any nature whatsoever arising under, out of, or in connection with this Lease and in connection with any claim, counterclaim, offset or defense arising in connection with such action or proceeding, whether arising under statute (including any federal or state constitution) or under the law of contract, tort or otherwise and including, without limitation, any challenge to the legality, validity, binding effect or enforceability of this Section 14.12, or this Lease.

14.13. Headings. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

14.14. Security Deposit.

(a) Within two (2) business days after the Lease Commencement Date, Tenant shall pay to Landlord a cash security deposit in an amount equal to One Million Dollars ($1,000,000.00) (the “Security Deposit”) by wire transfer to an account designated by Landlord. Tenant acknowledges and agrees that Landlord shall hold the Security Deposit (which Security Deposit may be commingled with other funds of Landlord), without interest, throughout the Term, as security for the performance by Tenant of all obligations on the part of Tenant to be kept and performed under this Lease. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have on account thereof, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from any default on the part of Tenant after the expiration of any applicable grace, notice and cure periods. In the event that any portion of the Security Deposit shall be so applied, then in such event, Tenant shall replenish said Security Deposit within five (5) business days after demand therefor. At the end of the Term and upon surrender of the Leased Premises by Tenant to Landlord, Tenant not then being in default, Landlord shall return the Security Deposit within thirty (30) days, or so much thereof as shall not have been applied in accordance with the provisions of this Section 14.14(a). In the event of bankruptcy or other creditor-debtor proceedings against Tenant, the Security Deposit may be applied first to the payment of Annual Fixed Rent, Additional Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

(b) In addition to the Security Deposit to be held by Landlord pursuant to Section 14.14(a) above, Tenant shall, on the Effective Date, provide Landlord with an irrevocable standby letter of credit (the “Letter of Credit”) in an amount equal to Two Million Dollars ($2,000,000.00) (the “Stated Amount”) substantially in the form attached hereto as Exhibit H

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issued by a bank or other financial institution selected by Tenant (and reasonably approved by Landlord) with a window for the presentation of letters of credit in Boston, Massachusetts, and otherwise reasonably acceptable to Landlord, in which the issuer unconditionally agrees to pay upon sight draft within three (3) business days the amount(s) from time to time drawn by Landlord. Any issuer of a Letter of Credit hereunder shall, at a minimum, have long-term debt rated at least “A,” or the equivalent, by Standard & Poor’s Rating Group or “A,” or the equivalent, by Moody’s Investors Services Inc. and have capital and surplus in excess of One Billion Dollars ($1,000,000,000.00). The following provisions and requirements shall apply to the Letter of Credit:

(i) The expiration date of the Letter of Credit shall be either (A) a date not less than sixty (60) days after the fourth (4th) anniversary of the Rent Commencement Date, or (B) the first anniversary of the Rent Commencement Date and automatically extended for additional periods of one (1) year each from the initial or each subsequent expiration date (except that the final expiration date shall be a date not less than sixty (60) days after the fifth (5th) anniversary of the Rent Commencement Date), unless, at least sixty (60) days prior to any such expiration date of the Letter of Credit, the issuer notifies Landlord in writing, by registered mail, courier service or hand delivery, that it elects not to extend the expiration date. In such event, Tenant shall, no later than thirty (30) days prior to the expiration date of the then current Letter of Credit, provide to Landlord a replacement Letter of Credit from another bank or financial institution acceptable to Landlord meeting or exceeding the same minimum requirements as set forth in this Section 14.14(b), substantially in the form of the Letter of Credit initially issued. In addition, if the credit rating of an issuer of a Letter of Credit furnished hereunder, as determined by any commercially recognized rating agency, falls below the level of credit rating required under this Section 14.14(b), then, upon notice to Tenant, Landlord may require Tenant to provide a substitute Letter of Credit from a new issuer having a credit rating equivalent to that of the issuer at the time the then current Letter of Credit was furnished. If Landlord shall present, draw upon and apply or retain all or any portion of the proceeds of the Letter of Credit, Tenant shall upon notice from Landlord cause a substitute Letter of Credit in the form and Stated Amount and with an issuer all as required above to be furnished to Landlord so that at all times during the Term of this Lease, Landlord shall be entitled to draw upon the full Stated Amount of the Letter of Credit notwithstanding any prior presentation and draw thereon. Upon issuance of a substitute Letter of Credit, the current Letter of Credit shall be cancelled and surrendered. Failure to provide Landlord with a replacement Letter of Credit by the expiration of the then expiring Letter of Credit or a substitute Letter of Credit within thirty (30) days of Landlord’s notice, as the case may be, shall be deemed a default by Tenant without any further grace period applicable thereto, on account of which Landlord shall have the immediate right to draw the entire Stated Amount due.

(ii) In the event a petition is filed by the Tenant seeking an adjudication of itself as bankrupt or insolvent under any bankruptcy law or similar law or if any petition shall be filed or action taken to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations or to reorganize or modify Tenant’s capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Tenant or if an involuntary petition in bankruptcy is filed against Tenant, Landlord may draw against the Letter of Credit for any amount up to the Stated Amount paid by Tenant to Landlord within the applicable preference period on account of its obligations under this Lease. The amount so drawn shall be held by

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Landlord in a segregated account until expiration of the preference period. If a preference claim is brought against Landlord requiring Landlord to repay to the debtor’s estate the amount of any payments made by Tenant to Landlord as a preference, Landlord may reimburse itself out of the funds drawn under the Letter of Credit and so held the amount of the preference payments that Landlord is required to pay back to the debtor’s estate, together with reasonable attorneys’ fees and disbursements incurred by Landlord in connection with any claim by the debtor’s estate for such payment. Any amounts drawn down in accordance with this subparagraph that are unexpended after expiration of the preference period shall be paid over to Tenant, or its estate, as applicable.

(iii) From and after the occurrence of any default of Tenant beyond any applicable grace, notice and cure period hereunder, or upon the events described above in Section 14.14(b)(i) or (ii) , Landlord may draw in full, or in part, upon the Letter of Credit and apply all or any portion of the proceeds of the draw to remedy said default and to reimburse itself for any loss, cost, damage or expense incurred thereby, including, without limitation, thereafter accruing on account of a termination. Tenant shall thereafter immediately provide a supplementary letter of credit to Landlord in the amount of such draw, so that at all times Landlord shall hold a rent security deposit in the then-applicable Stated Amount.

(iv) If a draw is made against the Letter of Credit of the entire Stated Amount due to the failure of the issuer to renew or the failure or inability of Tenant to obtain a replacement or substitute Letter of Credit within the applicable period provided in Section 14.14(b)(i), or either such condition, and unless this Lease is terminated by Landlord, the funds shall be held by Landlord as an additional security deposit for the performance of Tenant’s obligations under the Lease in addition to the Security Deposit in accordance with the provisions of Section 14.14(a) above and shall be promptly paid to Tenant by Landlord upon Landlord’s receipt of a replacement or substitute Letter of Credit.

(v) The Letter of Credit shall be fully transferable to any successor or assign of Landlord.

(vi) Following Landlord’s receipt of the Security Deposit pursuant to Section 14.14(a) above, the Stated Amount of the Letter of Credit shall be reduced to One Million Dollars ($1,000,000.00). Beginning on the first (1st) anniversary of the Rent Commencement Date, the Stated Amount of the Letter of Credit shall be further reduced by an amount equal to Two Hundred Fifty Thousand Dollars ($250,000.00), and thereafter by a like amount upon each subsequent anniversary of the Rent Commencement Date until the Stated Amount shall be Zero Dollars ($0.00), at which time the Letter of Credit shall no longer be required hereunder.

(c) In the event Landlord shall be entitled to apply the Security Deposit pursuant to Section 14.14(a) or draw upon the Letter of Credit pursuant to Section 14.14(b) above, Landlord may either apply the Security Deposit or draw upon the Letter of Credit, or both, in Landlord’s sole discretion.

14.15. Warranties. Except as herein expressly provided, it is agreed that no warranties or representations, either express or implied, in law or in fact, have been made by Landlord.

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14.16. Submission Not an Option. The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Leased Premises, or an offer to lease, it being understood and agreed that this Lease shall not bind Landlord in any manner whatsoever until it has been approved and executed by Landlord and delivered to Tenant.

14.17. Merger. This Lease and the Exhibits attached hereto, and by reference incorporated herein and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

14.18. Pronouns. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

14.19. Captions. The captions, section numbers, article numbers and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

14.20. Holding Over.

(a) Tenant must obtain the prior written consent of Landlord in order to remain in possession of the Leased Premises after the expiration or earlier termination of the Term hereof. If Tenant remains in possession of the Leased Premises after such expiration or termination without obtaining the prior consent of Landlord, then:

(i) such occupancy shall constitute a tenancy at sufferance of the Leased Premises, for which period of occupancy Tenant shall pay to Landlord a rental (and not a penalty) in an amount equal to (1) for the first sixty (60) days following such expiration or termination, one hundred fifty percent (150%), and (2) thereafter, two hundred percent (200%) of the last Annual Fixed Rent payable by Tenant to Landlord for each month of such occupancy, prorated for any partial month of such occupancy, plus Additional Rent and all other charges payable under this Lease; and

(ii) Tenant shall reimburse Landlord within thirty (30) days after the receipt of an invoice therefor for all reasonable out-of-pocket costs, expenses, fees, charges or penalties incurred or payable by Landlord in connection with any other tenant or lease for the

43

Leased Premises resulting from the delay by Tenant in surrendering the Leased Premises in accordance with the provisions of this Lease, including, without limitation, penalties or holdover rent paid or credit given to the next tenant for the Leased Premises as a result of late delivery to such tenant of the Leased Premises.

(b) The provisions of this Section 14.20 shall survive the expiration of the Term or any earlier termination of this Lease.

14.21. Waivers. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or disposed for any cause, or in the event Landlord obtaining possession of the Leased Premises by reason of the violation by Tenant of any of the covenants or conditions of this Lease, or otherwise.

14.22. Additional Rent. Any and all payments payable by Tenant under this Lease other than Annual Fixed Rent are referred to in this Lease as “Additional Rent” and Landlord reserves the same rights and remedies against Tenant for default in any such payments as including, without limitation, the right to seek and recover the same as “rent” under any applicable provision of the United States Bankruptcy Act.

14.23. Survival of Covenants. Any and all covenants of either party not fully performed on the date of the expiration or termination of this Lease shall survive such expiration or termination.

14.24. Intentionally Omitted.

14.25. Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the same shall not affect the validity of the remainder of this Lease.

14.26. Other Tenants. A vacation of premises or cessation of operations by any other tenant(s) in the Building shall not in any way release Tenant from its obligations under this Lease. Landlord may effect other tenancies in the Building as Landlord shall determine, subject to Tenant’s prior review and approval of the proposed uses for such spaces, such approval by Tenant (a) not to be unreasonably withheld, conditioned or delayed and (b) to be provided to Landlord within five (5) business days following Landlord’s request therefor, and provided further that tenancies for any of the following uses are hereby approved by Tenant:

(1)	Coffee/bakery shop, including without limitation Flour, Sorelle, Cosi, Sebastians, Haute, Tatte, Hi-Rise Bread, Pret a Manger, Starbucks, Caffe Nero, Union Square Bagels, or other similar uses;

(2)	“Healthy” fast food, including without limitation Sweet Green, Juicepress, Cocobeet, or other similar uses;

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(3)	Exercise facility, yoga or bar studio, including without limitation Pure Barre, BTone, Yoga Works, CorePower Yoga, or other small studio concept exercise facilities including without limitation Orange Theory or Soul Cycle, or other similar uses, provided that the lease for any such exercise facility shall include provisions to minimize noise impacts to other tenants in the Building as determined in Landlord’s commercially reasonable discretion;

(4)	Small spa concept, including without limitation Mini Lux, Elizabeth Grady, or other similar uses;

(5)	Specialty retail, including without limitation Marathon Sports, Patagonia or other sporting goods store, bike shop (such as Wheelworks or Landry’s), or other similar retail stores; and

(6)	Grocery store, including without limitation Whole Foods, Trader Joes, or other similar stores.

Notwithstanding the foregoing, Landlord may not lease space within the Building for any of the following uses:

(1)	sale of pornographic matters or materials (whether audio, visual, audio-visual, pictorial or literary or otherwise;

(2)	any immoral or illegal uses, or any activity constituting a nuisance;

(3)	an office for a public stenographer or public typist, or for the conduct of a public auction;

(4)	video game arcade;

(5)	gambling or betting office;

(6)	strip club;

(7)	cinema, theater or cabaret;

(8)	flea market;

(9)	warehouse;

(10)	auto repair or parts sales;

(11)	hotel, guesthouse or lodging or sleeping facility;

(12)	payroll office or payday loan or money transfer or check cashing facility (other than a retail office for a duly licensed bank, , trust company, savings and loan, or similar financial institution);

(13)	“McDonald’s”, “Burger King”, “Wendy’s, “Arby’s” “Taco Bell” or “Dunkin Donuts” or similar fast-food establishments;

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(14)	reading room, church or other house of worship;

(15)	any facility related to the occult sciences, such as palm readers, astrologers, fortune tellers, tea leaf readers or prophets;

(16)	bar, liquor store or smoke shop used primarily for the sale of alcohol or tobacco;

(17)	marijuana dispensary or any so-called “head” shop or other facilities used for the sale, display or advertisement of any paraphernalia used in the preparation or consumption of controlled substances;

(18)	dry cleaning (provided, however, that a drop-off/pick-up dry cleaner in which the dry cleaning is conducted off-site shall not be considered a prohibited use hereunder);

(19)	laundromat;

(20)	any campaign office, political party or other electioneering or campaigning activity;

(21)	pet store; or

(22)	“Cumberland Farms”, “7-Eleven” or similar convenience stores.

14.27. Confidentiality. Landlord and Tenant shall reasonably cooperate on any press release or initial public announcement of this Lease, except for any public disclosures Tenant may be required to make by law. Except as provided in the preceding sentence, Landlord reserves all rights related to public relations and or press releases related to the Building. The terms and provisions of this Section 14.27 shall survive the termination of this Lease (whether by lapse of time or otherwise).

14.28. Financial Statements. Subject to the conditions set forth below in this Section 14.28, upon ten (10) business days’ prior written notice from Landlord (which Landlord may serve on Tenant at any time during the Term but no more often than twice in any calendar year), Tenant shall deliver to Landlord, for the benefit of Landlord, Landlord’s lender, prospective lender, or prospective purchaser only, current financial statements of Tenant. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be certified as true in all material respects by Tenant. The foregoing shall not be required from any Tenant whose financial information is publicly available.

14.29. Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that to the best of Tenant’s knowledge, neither Tenant, nor any of the entities or individuals controlling Tenant, have been designated as a blocked person pursuant to Executive Order 13224. Tenant shall update the foregoing representation by written notice to Landlord if the foregoing representation should ever become false during the Term. Any failure to update the foregoing representation or if Tenant or any of the entities or individuals owning or controlling Tenant either now or in the future is designated as a blocked person pursuant to Executive Order

46

13224, shall constitute a material default by Tenant under this Lease and Landlord may immediately (without delivering any prior notice to Tenant or affording Tenant any opportunity to cure) exercise any and all rights and remedies permitted in this Lease. Landlord represents and warrants to Tenant that neither Landlord, nor any of the entities or individuals directly owning or controlling Landlord, have been designated as a blocked person pursuant to Executive Order 13224. For purposes of this Section 14.29, the term “control” shall mean with respect to any corporation, partnership or other business entity, (a) the ownership of fifty percent (50%) or more of the voting interests, or (b) the ownership of at least twenty percent (20%) of the voting interests and the possession of the power to direct or cause the direction of the management and policy of such corporation, partnership or other business entity by reason of the ownership of such voting interests or by virtue of voting trusts or other contractual arrangements.

14.30. Litigation. If Landlord or Tenant litigate any provision of this Lease or the subject matter of this Lease, the unsuccessful litigant shall pay to the successful litigant all costs and expenses, including reasonable attorneys’ fees and court costs, incurred by the successful litigant at trial and on appeal.

14.31. Days. All references to “days” in this Lease shall be to calendar days unless otherwise specified. All references to “business days” in this Lease shall be to days other than a Saturday, Sunday or other legal holiday recognized in the Commonwealth of Massachusetts.

14.32. List of Exhibits.

Exhibit A	Description of Land
Exhibit A-1	Premises
Exhibit B	Landlord Work Letter
Exhibit B-1	Certificate of Substantial Completion
Exhibit C	Tenant’s Work
Exhibit C-1	Tenant’s Work Requirements
Exhibit D	Rules and Regulations
Exhibit E	Notice of Lease
Exhibit F	Subordination, Non-Disturbance and Attornment Agreement
Exhibit G	Tenant’s Insurance
Exhibit H	Form of Letter of Credit
Exhibit I	Cleaning Specifications
Exhibit J	Tenant’s Requisition
Exhibit K	Non-Disturbance and Attornment Agreement

[Signatures appear on following page]

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[Signature Page to Lease Agreement]

Executed under seal, in any number of counterparts, each of which counterparts shall be deemed an original for all purposes, as of the day and year first above written.

US PARCEL A, LLC (Landlord)

By:	/s/ David Notter
David Notter
Authorized Signatory

CARGURUS, INC. (Tenant)

By:	/s/ Langley Steinert
Langley Steinert
Chief Executive Officer

EXHIBIT A

Description of Land

PARCEL 1

121 First Street

Beginning at the southeasterly comer of the granted premises at the intersection of First Street and Charles Street, the line runs

SOUTHWESTERLY	by First Street, one hundred (100) feet to a point; thence turning, the line runs in a

NORTHWESTERLY	direction parallel to and one hundred (100) feet distant from the southwesterly side of Charles Street, a distance of sixty-five (65) feet to a point; thence turning, the line runs in a

NORTHEASTERLY	direction parallel to and sixty-five (65) feet distant from the northwesterly side line of First Street, a distance of one hundred (100) feet to the southwesterly side line of Charles Street; thence turning, the line runs in a

SOUTHEASTERLY	direction by Charles Street, sixty-five (65) feet to the point of beginning.

Be all of said measurements more or less or however otherwise said property may be bounded, measured or described.

Subject to a right-of-way ten (10) feet in width along the northwest line of the property for the benefit of the parcel adjoining on the northwest.

PARCEL 2

131-137 First Street

That certain parcel of land with buildings thereon, situated in that part of Cambridge, called East Cambridge, bounded and described as follows:

Beginning at the southeasterly corner of the premises and running northeasterly by First Street, 69.19 feet to land now or formerly of Seelye;

thence turning at a right angle and running westerly to land now or formerly of John J. Williams;

A-1

thence turning at a right angle and running southerly by said land 69.19 feet to land now or formerly of A Smith Company;

thence turning at a right angle and running easterly by land now or formerly of A Smith Company 100 feet to the point of beginning.

PARCEL 3

139 First Street

The land, together with any buildings and improvements thereon, situated in that part of Cambridge, Middlesex County, Massachusetts, called East Cambridge, and bounded and described as follows:

SOUTHEASTERLY	by First Street, 30.81 feet;

SOUTHWESTERLY	by Bent Street, 100 feet;

NORTHWESTERLY	by land now or formerly of John J. Williams, 30.81 feet;

NORTHEASTERLY	by other land of Fitzhenry-Guptill Company, 100 feet.

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EXHIBIT A-1

Premises

A-1-1

EXHIBIT B

Landlord Work Letter

Base Building Work for Office -121 First Street, Cambridge MA 02141

Landlord Delivered “As-ls” Office Premises

GENERAL

Landlord shall deliver to the Tenant a shell space built in accordance to the Landlord provided drawings (see attached drawing list) and in compliance with the Eighth Edition Massachusetts Building Code , otherwise defined as “Office” and as “Premises” hereunder, with the proper fire protection and ratings for the vacant space. Landlord shall provide the Premises in broom-swept, weather-tight, and environmentally clean condition.

For any construction work performed in addition to the Landlord’s Base Building delivery condition defined herein, Tenant shall deliver its fit-out and finish plans, including MEP & FP plans, for Landlord approval, then obtain all necessary permits and approvals. All construction performed by Tenant shall be subject to Landlord approval, at Tenant’s sole cost and expense, and in accordance with all local, state, and federal regulations.

EXTERIOR WALLS

Landlord will provide an exterior wall and window system that is code compliant and in good repair which is inclusive of aluminum window and or curtain wall / storefront systems with standard anodized finishes and clear, rated insulated, low “E” glass. All exterior walls shall meet the requirements of the Stretch Energy Code.. All stair egress exit doors, as required by local code, will be installed by the Landlord. Landlord shall also furnish, install, and maintain weather tight roof assembly throughout the term of the Lease. Any requests to change exterior elements of the building including but not limited to paving, storefront system, lighting, and signage, must be provided to Landlord in writing, for consideration and approval.

INTERIOR FINISHES

Floors shall be delivered unfinished, as the existing concrete slab. The Premises shall be complete with a fire rated floor ceiling assembly that cannot be removed. Any cutting and or coring must be approved by the Landlord and will be at the Tenant’s sole expense. All mechanical infrastructure must be installed and or soffited below this assembly. Any changes to the interior which deviate from the Landlord delivered space, including changes to drywall, metal studs, lumber, and doors, must be made with the Landlord’s approval and at the Tenant’s sole expense. Landlord to provide drywall window sills at all openings with drywall surrounds. All core interior walls and exterior columns to be GWB and ready to receive paint. Surface mounted window shades on all floors to be provided and installed by Tenant following the Lease Commencement Date. Landlord to provide the following finishes at internal staircases: STAIR 2 calls for Johnsonite rubber treads and risers. All walls are painted GWB. Landlord to provide fully finished elevator including flooring, wall treatment and telephone lines for emergency call button(s)/phone.

SYSTEMS:

Mechanical: Landlord shall provide at each floor a condenser water supply and return infrastructure capable of supporting a cooling capacity of a minimum 350 SF/Ton and a heating capacity capable of maintaining 70 degrees F when the outside air temperature is 7 degrees F. Outside air at Stretch Energy Code required volumes to be delivered to each floor (1 through 5). The outside air on each floor shall be delivered at a minimum of 55 degrees

B-1

during the heating season. All equipment required to condition the outside air shall be by the Landlord. Landlord to provide a means to connect to the condensate drainage system. Landlord shall provide code required toilet room exhaust for base building specified restrooms. Landlord shall provide a condenser water supply and return loop for tenant tie-in that is run to a central connection point (shown on base building drawings). Landlord shall provide main outside air ductwork run to a central connection point (shown on base building drawings) for tenant tie-in. Landlord shall provide HVAC equipment tie-ins for Tenant’s water source heat pump system. Landlord shall provide 3” valved and capped condenser water supply connections for floors 2-5 and 1” valved and capped condenser water supply connections for the first floor Bent Street corner commercial space. Tenant must provide BTUH meters. All systems are designed to meet the “Stretch Energy Code” that Cambridge has adopted. Electrical and water connections and distribution ducting are to be provided by Tenant. Drain connection for heat pump is to be provided by Tenant. As to avoid warranty issues, initial start-up of Landlord provided equipment must be coordinated with Landlord’s mechanical contractor.

Electrical: The electric service provided by the Landlord shall include a utility metered 400A, 480V/277V electrical panel on floors 2-5. The panel serves a 30kVA transformer and 1 00A, 208Y/120V panelboard. Tenant panel and main feed from the electrical room to the tenant panel to be provided by Tenant. Landlord will provide 100A 208V/120 electric service to the first floor corner commercial space.

Telephone/ Data Distribution: Landlord will provide two 4” conduit sleeves between floors in the stacked telephone closet for the tenant to use as a pathway to the first floor with three 4” conduits from the first-floor closet to the building’s main communication’s backboard in the main electrical room. Landlord will provide Comcast Business Class service via premium grade coax cable that will run from Bent Street to the building demarcation point in the basement. Landlord to provide a second service via fiber optic cable from either First Street or Charles Street to the demarcation point in the basement. Landlord to provide conduits to all floors through the electrical closets from the demarcation point for Tenant connection.

Fire Protection and Monitoring: Landlord will provide a sprinkler system with upright sprinkler heads throughout the Premises sufficient to meet Massachusetts Building Code, Eighth Edition. Tenant, at its expense, shall rework distribution delivered by Landlord to accommodate Tenant build out. Landlord shall provide all necessary floor flow and tamper devices per the property Fire Alarm system. Landlord shall also provide smoke detectors, emergency lights, and emergency exits signs, as required by Code for a vacant space, connected to the alarm system. All costs for additional Fire Alarm work for Tenant buildout will be provided by Tenant, at their expense.

Storm Drain: Landlord shall provide and maintain a complete operational storm water system as required to manage all storm water including roof drains, down spouts, parking lot, and basement.

Sanitary Drain: Landlord shall provide a sanitary drain point of connection below Tenant’s premises, at the Base Building’s bathroom floor locations. As permissible by local code and without negative impact to the balance of the building, Landlord shall permit the distribution of all necessary Tenant services below the Premises as required. Inverts shall be such that all points in Premises can be serviced with a gravity sanitary drainage system.

Water (Domestic): Landlord shall provide one ADA compliant restroom with shower, two bathrooms, and one janitor’s closet per floor on floors 2-5. Landlord shall also provide a 1” domestic cold-water connection tap valved for a sub meter. Water fountains shall be stubbed out by Landlord. Following the Lease Commecement Date, Tenant to provide at Landlord expense (as part of Tenant Improvement Allowance) Elkay EZH2O LZS8WSLK water fountains on floors 2 – 5. Tenant may substitute, with Landlord approval, a different but equal or better water fountain at Tenant’s expense. Any change to location of water fountains to be completed during Tenant fit-out and at Tenant expense following the Lease Commencement Date. Landlord shall also provide restrooms with Toto low flow fixtures, automatic flushers and faucets according to submittal sheets attached to this work letter.

2

Following the Lease Commencement Date, Tenant to provide at Landlord expense (as part of Tenant Improvement Allowance): (a) porcelain tile floors MFR: FIANDRE, STYLE: SHEN, SIZE 12“X24” COLOR: BALANCE GREY, ceramic tile wet wall MFR: DALTILE, STYLE: SHOWSCAPE, SIZE: 12“X24”, COLOR: SOFT GREY REVERSE DOT SH-11; (b) painted GWB ceilings and walls; (c) solid surface vanity top w/ under-mount sinks according to submittal sheets attached to this work letter; and (d) one water fountain per floor on floors 2-5.

Tenant shall be responsible for the costs and installation of all other core drilling, stubs, and rough-in plumbing required for its particular use following the Lease Commencement Date.

Roof: Landlord shall maintain a weather tight roof assembly.

NOTE: The following will be provided by Landlord after the Lease Commencement Date:

(1)	Landlord to provide the following finishes at internal staircases: STAIR 1 calls for Cambridge Architectural mesh vertical risers with Concrete Collaborative “Laguana” polished concrete treads in grey.

(2)	First floor lobby flooring to be Concrete Collaborative “Laguana” polished concrete tile in grey.

(3)	Glass art installation.

(4)	Lobby lighting.

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EXHIBIT B-1

Certificate of Substantial Completion

B-1-1

CERTIFICATE OF SUBSTANTIAL COMPLETION OF LANDLORD’S BASE BUILDING WORK

Date:

Provided that capitalized terms have same meaning as those under the Lease, the undersigned hereby certifies to CarGurus, Inc. that:

1. Excepting any Punch-List Items set forth on Schedule 1 attached hereto, all of Landlord’s Base Building Work has been substantially completed in accordance with the Lease.

2. All of Landlord’s Base Building Work conforms to applicable laws, regulations, rules, codes and ordinances, including without limitation all laws pertaining to disability access and all Environmental Laws as applicable to Landlord’s Base Building Work.

3. Exclusive possession of the Leased Premises is hereby delivered as of the date set forth above to Tenant as required under the Lease.

4. To the best of the undersigned’s knowledge, any deviations from Landlord’s Base Building Work approved by Tenant have been noted on an “As Built” set of Landlord’s final construction documents for Landlord’s Base Building Work.

5. Tenant shall be provided a copy of an “As Built” set of Landlord’s final construction documents (civil, HVAC, electrical, plumbing and fire protection) for Landlord’s Base Building Work within sixty (60) days following the date of this certificate.

6. Landlord acknowledges and agrees that Tenant’s acknowledgment of receipt of this Certificate of Substantial Completion of Landlord’s Base Building Work below is merely an acknowledgement of receipt and does not waive any of Tenant’s rights with respect to any latent defects in Landlord’s Base Building Work or waive any of Tenant’s rights and remedies under the Lease.

Landlord’s Project Architect:

By:

Registration No.

Landlord’s Authorized Representative

By:

Name:

B-1-2

Receipt of this Certificate of Substantial Completion for Landlord’s Base Building Work:

TENANT:

CARGURUS, INC.

By:

Name:

Date:

B-1-3

Schedule 1

Punch-List Items

B-1-4

EXHIBIT C

Tenant’s Work

[Tenant’s Work Plans and Specifications to be added pursuant to Section 4.2 of the Lease.]

C-1

EXHIBIT C-1

Tenant’s Work Requirements

All of Tenant’s Work and any alterations, improvements, additions or changes to the Building performed by Tenant (together, the “Work”) shall be performed in accordance with the following terms and conditions:

1. Tenant shall make no structural alterations, improvements, additions or changes or any changes which affect the heating, ventilating, air conditioning, electrical, plumbing or other mechanical systems of the Building in or to the Leased Premises, or to any exterior or corridor wall or ceiling, nor make or cause to be made any penetration through any ceiling, floor or exterior or corridor wall, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed,

2. Tenant shall be directly responsible for any and all damages resulting from any alteration, addition, improvement or change Tenant makes, whether or not Landlord’s consent therefor was obtained. Subject to Section 10.6 of the Lease, Tenant shall, at its own expense, cause to be repaired all damages to the Leased Premises or Building or Common Areas arising out of alterations being performed by Tenant. Any work done by Tenant without Landlord’s consent shall be returned to its original condition at Tenant’s expense upon request by Landlord.

3. Any and all Work consented to by Landlord shall be made in accordance with plans and specifications approved in writing by Landlord before the commencement of the Work, and Tenant shall employ one or more contractors approved by Landlord. Landlord shall respond to any Tenant request for consent to any plans and specifications or any changes thereto, or request for approval of contractors within ten (10) business days after Tenant has given such request to Landlord; provided that (x) if Landlord denies such request Landlord shall provide a detailed explanation as to the reason for such denial and shall thereafter reasonably work with Tenant to address any issues related thereto and (y) if Landlord fails to respond within such ten (10) business day period, and such if failure continues for an additional period of three (3) business days after Tenant delivers to Landlord a second notice, then Landlord shall be deemed to have consented to the same.

4. Tenant shall carry or cause its contractors to carry the following:

(a) worker’s compensation and employer’s liability insurance in accordance with statutory requirements,

(b) “all-risk” builders’ risk/installation floater coverage, written on a replacement cost basis at an Agreed Amount with no Coinsurance provision, which policy shall include coverage for: Soft Costs, Loss of Rents, Flood, Earthquake, Collapse, Water Damage, Property in Transit, Property at Unnamed Locations, Debris Removal, Pollutant Clean Up and Removal, Claim Data Expenses, Testing and Glass Coverage, which policy or policies shall specifically name Landlord (by endorsement) as an additional insured on a primary and non-contributory basis, and

C-1-1

(c) commercial general liability insurance covering such contractors engaged in Tenant’s Work on or about the Leased Premises in amounts not less than Five Million Dollars ($5,000,000) per occurrence and in the aggregate (which may be included as part of an umbrella/excess liability policy), which policy or policies shall specifically name Landlord (by endorsement) as an additional insured on a primary and non-contributory basis.

5. Tenant’s contractors shall waive all rights of recovery against Landlord for loss or damage covered by any insurance maintained by such contractors. Tenant shall submit certificates evidencing such insurance to Landlord prior to the commencement of the Work.

6. Tenant and its contractors shall (i) abide by and conform to any and all laws, ordinances, rules and regulations, federal, state or local; (ii) obtain all permits and approvals required for the Work; (iii) keep the Leased Premises free of rubbish and debris; and (iv) save and hold Landlord harmless from any cost, suit or expense arising out of any violation or alleged violation of Tenant’s obligations hereunder, including, without limitation, any penalties, assessments, interest or reasonable attorneys’ fees charged to, or assessed against, Landlord in connection with the Work.

7. Tenant agrees that the Work will be performed during such hours as permitted by applicable laws and regulations and in a manner that will not unreasonably interfere with the operations of the other tenants located in the Building or on the Land.

8. Promptly upon completion of the Work, Tenant agrees to obtain and deliver to Landlord, evidence that the Work has been completed and paid for in full, which evidence shall comprise Tenant’s architect’s certificate of completion and Tenant’s general contractor’s and each subcontractor’s and material supplier’s final written and unconditional waivers and releases of mechanic’s liens upon the Land or the Building for all work, labor and services to be performed and materials to be furnished in connection with the Work, signed by all contractors, subcontractors, materialmen and laborers involved in the Work.

9. If any mechanic’s lien is filed against the Leased Premises, the Building or the Land for work claimed to have been done for, or materials furnished to Tenant, Tenant shall cause the same to be paid, bonded or otherwise discharged of record at Tenant’s expense within fifteen (15) days after request from Landlord, failing which Landlord may cause any such mechanic’s lien to be paid, bonded or otherwise discharged, and any amounts expended by Landlord in such regard, including, without limitation, reasonable attorney’s fees, shall be due and payable by Tenant to Landlord within thirty (30) days of demand as Additional Rent.

10. Tenant shall not consent to the reservation of any title by any conditional vendor with respect to property purchased by Tenant which may be affixed to the Leased Premises so as to become a Fixture (defined below). All Work (including Tenant’s Work and Landlord’s Base Building Work) made to the Leased Premises at any time which are affixed to the Leased Premises in a manner such that removal would cause significant damage to the Leased Premises, including, without limitation, all ceilings, sprinklers, paneling, partitions, railings, mezzanines, galleries, Internet access ports, door locking mechanisms, card readers and the like (together, “Fixtures”), shall become the property of Landlord upon installation and shall remain upon and be surrendered with the Leased Premises as a part thereof at the end of the Term or sooner termination of this Lease.

C-1-2

11. Landlord may specify during its review of plans and specifications for Work, those elements which constitute Specialty Alterations that Landlord will require Tenant to remove upon the expiration of this Lease. Except as set forth in the preceding sentence and in Section 8.11 of the Lease, Tenant shall not be obligated to remove any alterations at the expiration of this Lease. If Landlord has required that Tenant remove any or all of such Specialty Alterations from the Leased Premises upon the termination of this Lease, then Tenant, at Tenant’s sole cost and expense, shall promptly remove such Specialty Alterations and Tenant shall repair and restore any damage caused by such removal. Any alterations remaining in the Premises following the expiration of the Lease Term or following the surrender of the Premises from Tenant to Landlord, shall become the property of Landlord unless Landlord notifies Tenant otherwise. As used herein, “Specialty Alterations” shall mean any alterations that, in Landlord’s reasonable judgment, are unusually expensive to remove (in excess of the costs of removal of typical general office improvements), including, but not limited to, kitchens (other than pantries), cafeterias, vaults, reinforced security areas, staircases, raised or above-slab reinforced flooring, and slab cuts, and that Landlord specified during its review of plans and specifications for Work would need to be removed by Tenant upon the expiration of this Lease.

12. Promptly upon completion of the Work, Tenant shall obtain and deliver to Landlord two (2) full sets of as-built plans and one electronic set of as-built plans of the Leased Premises as they relate to the Work.

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EXHIBIT D

Rules and Regulations

121 First Street

RULES AND REGULATIONS

1. No awning or other projections shall be attached to the outside walls of the Leased Premises or the Building of which they form a part without, in each instance, the prior written consent of Landlord.

2. All loading and unloading of Tenant’s personal property shall be done in areas and through the entrances designated for such purpose.

3. No radio or television aerial shall be erected on the roof or exterior walls of the Leased Premises or Building. Any aerial so installed shall be subject to removal without notice at any time and any damage to the walls or roof caused by such removal shall be the responsibility of Tenant.

4. No loudspeakers, televisions, phonographs, radios, flashing lights or other devices shall be used in a manner so as to be heard or seen outside of the Leased Premises without the prior written consent of Landlord.

5. No auction, fire, bankruptcy or selling-out sales shall be conducted on or about the Leased Premises without the prior written consent of Landlord.

6. Other than any outdoor seating or signage which may be permitted by the City, all portions of Landlord’s and public sidewalks extending to the curb, entries, doors, passages, vestibules, corridors, stairways, passageways, and any other portion of the Common Areas, and all ways of access to the Leased Premises, and the outside areas immediately adjoining the Leased Premises shall be kept unobstructed at all times by Tenant, Tenant shall not place or permit any obstructions, garbage, refuse, merchandise, carts or displays in such areas, and such areas shall not be used for any purpose other than ingress and egress to and from the Leased Premises by the Tenant and its customers.

7. Tenant shall not place any sign or obstruction of any kind in the Common Areas or otherwise use the Common Areas for anything other than access and egress.

8. No window shades, blinds, curtains, shutters, screens or draperies shall be attached or detached by Tenant and no awnings shall be placed over the windows, nor shall any signs be permitted in the windows, without Landlord’s prior consent.

9. Tenant shall keep the Leased Premises clean and free from such items as could attract vermin.

10. Tenant, its employees and/or its agents, shall not solicit business in the Common Areas, nor shall Tenant, its employees and/or agents, distribute any handbills or other advertising matter in, on or about the Common Areas.

11. Tenant shall not carry on any trade or occupation or operate any instrument or apparatus or equipment which emits an excessive odor or causes a vibration or noise discernible outside of the Leased Premises.

12. Tenant shall not place within the Leased Premises any fixtures, merchandise or other material which will individually or collectively exceed 1,000 pounds per square foot.

13. Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Leased Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant agrees to pay any increase in premiums for fire and extended coverage insurance or sprinkler insurance that may be charged during the Term on the amount of such insurance which may be carried by Landlord on the Leased Premises or the Building resulting from the type of merchandise sold by Tenant in the Leased Premises, whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant’s use of the Leased Premises, a schedule issued by the organization on establishing insurance rates on the Leased Premises or the Building, showing the various components of such rate and including specifically the Tenant’s Permitted Use as a line item for such increase in Premiums, shall be conclusive evidence of the several items and charges which make up the fire insurance rate on the Leased Premises.

14. Tenant shall at all times fully and adequately heat or air condition (as the circumstances require) the Leased Premises, provided such systems are under Tenant’s control.

15. Tenant shall be responsible within the Leased Premises for compliance with the Americans with Disabilities Act and the regulations issued pursuant thereto, the regulations of the Massachusetts Architectural Access Board, and similar laws and regulations concerning access.

16. These Rules and Regulations may be amended from time to time, provided such amendments are of general applicability, uniformly enforced, and do not conflict with the terms and conditions of the Lease. Landlord shall have authority to enforce these Rules and Regulations.

EXHIBIT E

Notice of Lease

Pursuant to Massachusetts General Laws Chapter 183, Section 4, notice is hereby given of the following described lease:

Landlord:	US Parcel A, LLC c/o Urban Spaces, LLC 111 First Street Cambridge, MA 02141

Tenant:	CarGurus, Inc. 2 Canal Park, Suite 4 Cambridge, MA 02141

Date of Execution of Lease:	June 19, 2018

Description of
Leased Premises:	48,393 rentable square feet of space located on floors two through five and a portion of the first floor of the building located at 121-139 First Street, Cambridge, Middlesex County, Massachusetts (the “Building”).

Title References:	Book 63818, Page 427; Book 64352, Page 20; and Book 65032, Page 289.

Commencement
Date of Term:	The date of Substantial Completion of Landlord’s Base Building Work as set forth in the Lease (the “Lease Commencement Date”).

Rent Commencement Date:	The earlier of (i) the date Tenant obtains a temporary or permanent certificate of occupancy for the Leased Premises for the Permitted Use as set forth in the Lease, and (ii) the later to occur of (x) November 1, 2018, and (y) the ninetieth (90th) day after the Lease Commencement Date.

Term of Lease:	From the Lease Commencement Date until the fifteenth (15th) anniversary of the Rent Commencement Date, with two (2) five (5) year options to extend.

Right of First Offer:	Tenant has a right of first offer to lease additional space located on a portion of the first floor of the Building, as more particularly set forth in the Lease.

This instrument is intended to provide notice only and shall not vary the terms and conditions of the Lease.

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Executed as a sealed instrument as of the ____ day of _____________, 2018.

LANDLORD:	TENANT:

US PARCEL A, LLC	CARGURUS, INC.

By:	By:
David Notter	Langley Steinert
Authorized Signatory	Chief Executive Officer

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF __________________________

Before me, the undersigned notary public, on this ________ day of ________________, 2018, personally appeared David Notter, who is personally known to me, to be the person whose name is signed to the foregoing instrument and acknowledged to me that he signed it voluntarily as his free act and deed and the free act and deed of US Parcel A, LLC, as Authorized Signatory for US Parcel A, LLC, for its stated purpose.

[notary seal]

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF __________________________

Before me, the undersigned notary public, on this _____ day of ____________, 2018, personally appeared Langley Steinert, who is personally known to me or was proved to me through a current document issued by a federal or state government agency bearing a photographic image of the signatory’s face and signature to be the person whose name is signed to the foregoing instrument and acknowledged to me that he signed it voluntarily as his free act and deed and the free act and deed of CarGurus, Inc. as Chief Executive Officer of CarGurus, Inc., for its stated purpose.

[notary seal]

E-2

EXHIBIT F

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT, made this              day of                     , 2018, by and between CarGurus, Inc., a Delaware corporation (“Tenant”), having a place of business at 2 Canal Park, Suite 4, Cambridge, MA 02141, Northern Bank & Trust Company, a Massachusetts State Chartered Commercial Bank with an address of 275 Mishawum Road, Woburn, Massachusetts 01801 (hereinafter called the “Bank”), and US Parcel A, LLC, a Massachusetts limited liability company having a place of business at 14 First Street, Cambridge, MA 02141 (“Landlord”).

WITNESSETH:

WHEREAS, by Lease dated _________________, 2018 (hereinafter referred to as the “Lease”), Landlord leased and rented to Tenant certain premises located at 121-139 First Street, Cambridge, Massachusetts (the “Property”), a more particular description of which Property appears in Exhibit A attached hereto and by this reference made a part hereof. Notice of said Lease is recorded herewith; and

WHEREAS, Landlord has previously entered into and delivered those certain Mortgages dated as of August 18, 2016 in favor of Bank recorded in the Suffolk County Registry of Deeds in Book 67842, Page 147, Book 67842, Page 165 and Book 67842, Page 183, conveying Landlord’s interest in the Property to secure the payment of the indebtedness described in the Mortgages; and

WHEREAS, Landlord has previously entered into and delivered that certain Assignment of Rents in favor of Bank recorded with said Deeds in Book 67842, Page 217, assigning certain rights of Landlord as lessor under the Lease to further secure the indebtedness of Landlord to Bank; and

WHEREAS, the parties hereto desire to enter into this Subordination, Non-Disturbance, and Attornment Agreement;

NOW THEREFORE, for and in consideration of the premises and of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Tenant and the Bank agree as follows:

1.	The Lease and the rights of Tenant thereunder are and shall be subject and subordinate to the lien of the Mortgage and to all advances made or to be made thereunder, to the full extent of the principal sum and interest thereon from time to time secured thereby, and to any renewal, substitution, extension, modification or replacement thereof, including any increase in the indebtedness secured thereby or any supplements thereto. In the event that the Bank or any other person (the Bank, any other such person and their successors and assigns being referred to herein as the “Purchaser”) acquires title to the Property pursuant to the exercise of any remedy provided for in the Mortgage or by reason of the acceptance of a deed in lieu of foreclosure, Tenant covenants and agrees to attorn to and recognize and be bound to Purchaser as its new Landlord, and Purchaser agrees to become the Landlord under the Lease and assumes the obligations of Landlord thereunder (subject to the requirements of Section 3 below),and subject to the proviso in Paragraph 3 of this Agreement, the Lease shall continue in full force and effect as a direct Lease between Tenant and Purchaser. Notwithstanding anything contained herein to the contrary, the Bank shall have absolutely no obligation to perform any of Landlord’s construction covenants under Section 4.1 and Exhibit B of the Lease, provided that if the Bank shall not perform such covenants in the event of foreclosure or deed in lieu thereof within a reasonable time following taking of possession by the Bank, then Tenant shall have the right to terminate its obligations under the Lease and to pursue any and all legal remedies it may have against Landlord and any third parties other than the Bank.

2.	So long as the Lease is in full force and effect and Tenant is not in default under any provision of the Lease or this Agreement beyond applicable notice and cure periods.

(a)	the right of possession of Tenant to the leased premises shall not be terminated or disturbed by any steps or proceedings taken by the Bank in the exercise of any remedy or rights under the Mortgage; and

(b)	the Lease shall not be terminated or affected by said exercise of any remedy or rights provided for in the Mortgage and the Bank hereby covenants that any sale by it of the Property pursuant to the exercise of any rights and remedies under the Mortgage, or otherwise shall be made subject to the Lease and the rights of Tenant thereunder.

3.	In no event shall the Bank or any other Purchaser be:

(a)	liable for any act or omission of any prior landlord, including the Landlord;

(b)	liable for the return of any security deposit unless such security deposit has been delivered or credited to Bank or Purchaser, as applicable;

(c)	subject to any offsets or defenses that the Tenant might have against any prior landlord, including the Landlord;

(d)	bound by any payment of rent or additional rent that the Tenant might have paid to any prior landlord, including the Landlord, for more than the current month unless such payment has been delivered or credited to Bank or Purchaser, as applicable; or

(e)	bound by any material amendment or modification of the Lease made without the Bank’s prior written consent other than any amendment or modification specifically contemplated by the terms of the Lease, including without limitation pursuant to the exercise of any contractual option in the Lease;

4.	Tenant agrees that it will not, without the prior written consent of the Bank, do any of the following, and any such purported action without such consent shall be void as against the Bank:

(a)	modify the Lease in such a way as to reduce the rent, accelerate rent payments, or shorten the original term;

(b)	terminate the Lease, other than pursuant to a remedy or right expressly provided in the Lease or available at law or in equity;

(c)	tender or accept a surrender of the Lease or make a prepayment in excess of one month of rent thereunder; or

(d)	subordinate or permit subordination of the Lease to any lien subordinate to the Mortgage.

5.	Tenant agrees to give the Bank copies of all notices of Landlord default(s) under the Lease in the same manner as, and whenever, Tenant shall give any such notice to Landlord. No such notice of default shall be deemed given to Landlord unless and until a copy of such notice shall have been so delivered to the Bank. The Bank shall have the right, but not the obligation, to remedy any Landlord default under the Lease and, for such purpose, Tenant hereby grants the Bank, in addition to the period given to Landlord for remedying defaults, an additional thirty (30) days to remedy, or cause to be remedied, such default. Tenant shall accept performance by the Bank of any term, covenant, condition or agreement to be performed by Landlord under the Lease with the same force and effect as though performed by Landlord.

6.	Tenant agrees to certify in writing to the Bank, within 10 business days after written request, whether or not any default on the part of Landlord exists under the Lease and the nature of any such default.

7.	Landlord has agreed under the Mortgage and other loan documents that rentals payable under the Lease shall be paid directly by Tenant to the Bank upon default by Landlord under the Mortgage. After receipt of notice from the Bank to Tenant that rentals under the Lease shall be paid to the Bank, Tenant shall pay to Bank, or at the direction of Bank, all monies due or to become due to Landlord under the Lease. Tenant shall have no responsibility to ascertain whether such demand by the Bank is permitted under the Mortgage, or to inquire into the existence of a default. The Bank shall defend, indemnify and save Tenant harmless from any claims, losses, expenses or liabilities (including reasonable attorney’s fees and other costs of defense) asserted by Landlord arising out of Tenant’s complying with the Bank’s instructions under this paragraph.

8.	Subject to the non-disturbance provisions of this Agreement, nothing contained herein shall prevent the Bank from naming Tenant in any foreclosure or other action or proceeding initiated for the Bank to avail itself of and complete any such foreclosure or other remedy.

9.	The foregoing provisions shall be self-operative and effective without the execution of any further instruments on the part of either party hereto. However, Tenant agrees to execute and deliver to the Bank or to any person to whom Tenant herein agrees to attorn such other instruments as either shall reasonably request in order to effectuate said provisions.

10.	The agreements herein contained shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, successors-in-interest and assigns, and, without limiting such, the agreements of the Bank shall specifically be binding upon any Purchaser of the Property at foreclosure or at a sale under power of sale.

11.	This agreement may not be modified other than by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

12.	This agreement may be signed in counterparts.

13.	If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby, but each term and provision hereof shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be governed in accordance with the laws of the Commonwealth of Massachusetts.

(SIGNATURE PAGE(S) TO FOLLOW)

IN WITNESS WHEREOF, the parties have caused this instrument to be executed under seal as of the day and year first above written.

Witness:	Tenant:

CarGurus, Inc.

By:
Langley Steinert
Chief Executive Officer

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF __________________________, SS.

On this ____ day of ______________, 2018, before me, the undersigned notary public, personally appeared Langley Steinert as Chief Executive Officer of CarGurus, Inc., proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose in such capacity.

,
NOTARY PUBLIC
MY COMMISSION EXPIRES:

TYPE OR PRINT NAME

Witness:	Landlord:

US Parcel A, LLC

By:
David Notter
Authorized Signatory

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF __________________________, SS.

On this ____ day of ______________, 2018, before me, the undersigned notary public, personally appeared David Notter as Authorized Signatory for US Parcel A, LLC, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose in such capacity.

,
NOTARY PUBLIC
MY COMMISSION EXPIRES:

TYPE OR PRINT NAME

Witness:	Bank:

Northern Bank & Trust Company

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF MIDDLESEX, SS.

On this ____ day of ______________, 20__, before me, the undersigned notary public, personally appeared __________________ as ____________________ of Northern Bank & Trust Company, proved to me through satisfactory evidence of identification, which was personal knowledge, to be the person whose name is signed on the preceding or attached document, and acknowledged to me that he signed it voluntarily for its stated purpose in such capacity.

,
NOTARY PUBLIC
MY COMMISSION EXPIRES:

TYPE OR PRINT NAME

EXHIBIT A

Property Description

PARCEL 1

121 First Street

Beginning at the southeasterly comer of the granted premises at the intersection of First Street and Charles Street, the line runs

SOUTHWESTERLY	by First Street, one hundred (100) feet to a point; thence turning, the line runs in a

NORTHWESTERLY	direction parallel to and one hundred (100) feet distant from the southwesterly side of Charles Street, a distance of sixty-five (65) feet to a point; thence turning, the line runs in a

NORTHEASTERLY	direction parallel to and sixty-five (65) feet distant from the northwesterly side line of First Street, a distance of one hundred (100) feet to the southwesterly side line of Charles Street; thence turning, the line runs in a

SOUTHEASTERLY	direction by Charles Street, sixty-five (65) feet to the point of beginning.

Be all of said measurements more or less or however otherwise said property may be bounded, measured or described.

Subject to a right-of-way ten (10) feet in width along the northwest line of the property for the benefit of the parcel adjoining on the northwest.

PARCEL 2

131-137 First Street

That certain parcel of land with buildings thereon, situated in that part of Cambridge, called East Cambridge, bounded and described as follows:

Beginning at the southeasterly corner of the premises and running northeasterly by First Street, 69.19 feet to land now or formerly of Seelye;

thence turning at a right angle and running westerly to land now or formerly of John J. Williams;

thence turning at a right angle and running southerly by said land 69.19 feet to land now or formerly of A Smith Company;

thence turning at a right angle and running easterly by land now or formerly of A Smith Company 100 feet to the point of beginning.

PARCEL 3

139 First Street

The land, together with any buildings and improvements thereon, situated in that part of Cambridge, Middlesex County, Massachusetts, called East Cambridge, and bounded and described as follows:

SOUTHEASTERLY	by First Street, 30.81 feet;

SOUTHWESTERLY	by Bent Street, 100 feet;

NORTHWESTERLY	by land now or formerly of John J. Williams, 30.81 feet;

NORTHEASTERLY	by other land of Fitzhenry-Guptill Company, 100 feet.

EXHIBIT G

Tenant’s Insurance

A.	Commercial General Liability: Provided on ISO form CG 00 01 12 07 or an equivalent form including Premises—Operations, Broad Form Property Damage, General Liability assumed in a customer contract, policy shall extend to cover work done by subcontractors, and Personal Injury.

1.	Minimum Limits of Liability – Must Apply on a Per Location Basis:

$1,000,000	Each Occurrence
$2,000,000	Completed Operations Aggregate
$1,000,000	Personal Injury and Advertising Injury
$2,000,000	General Aggregate
$1,000,000	Fire Legal Liability

2.	No exclusions for development, construction, building conversion, etc. with respect to the property’s location and / or where the work is to be completed by the contractor.

3.	No sexual abuse or molestation exclusion.

4.	No amendment to the definition of an “Insured Contract”. Chubb Insurance General Liability form 80-02-2000 definition of an “Insured Contract” will be used.

B.	Business Automobile Liability Insurance Covering Non-Owned and Hired Automobiles:

1.	Per Accident Combined Single Limit $1,000,000

C.	Commercial Umbrella Liability:

1.	Following Form Basis of the underlying Commercial General Liability, Business Automobile Liability, and Employer’s Liability coverage; and

2.	Minimum Limit of Liability: $5,000,000 Per Occurrence and $5,000,000 Aggregate Limit.

D.	Workers Compensation and Employer’s Liability:

1.	Coverage A, Workers Compensation – Statutory benefits as required by the Workers Compensation Laws of the State in which this Lease is taking place, covering all employees;

2.	Coverage B, Employer’s Minimum Liability Limits:

$500,000	Each Accident
$500,000	Disease – Each Employee
$500,000	Disease – Policy Limit; and

G-1

E.	Commercial Property:

1.	A Special Causes of Loss property insurance policy written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s personal property in the Leased Premises (including, without limitation, trade fixtures, floor coverings, furniture and other property, removable by Tenant pursuant to the Lease) and all leasehold improvements installed in the Leased Premises by or on behalf of Tenant. Such insurance shall be written by an insurance company given the A- or better rating by A.M. Best Co. in Best’s Rating Guide. Such policy shall also include without limitation the following extensions of coverage:

a)	Vandalism, theft and malicious mischief.

F.	Business income interruption insurance coverage in amounts at least equal to twelve (12) months of Annual Fixed Rent, which shall name Landlord as a loss payee.

G.	Insurance policies required of Tenant with respect to Tenant’s Work Requirements.

H.	Tenant shall not have a Self Insured Retention (SIR) on any policy greater than $100,000, which is the responsibility of the Tenant. If Tenant’s policy(ies) has a Self Insured Retention exceeding this amount, approval must be received from Landlord prior to occupancy. In the event any policy includes an SIR, Tenant is responsible for payment within the SIR of their policy(ies) and the Additional Insured requirements specified herein shall be offered within the SIR amount(s).

I.	Except for worker’s compensation and employer’s liability coverage, Tenant agrees that Landlord and Landlord’s mortgagee(s) shall be named as additional insureds on a primary and non-contributory basis on the Commercial General Liability. A duplicate original or a certificate of insurance evidencing Tenant’s Insurance and indicating Landlord as named additional insureds as their interests may appear shall be delivered to Landlord with Tenant’s executed copy of the Lease. Further, Tenant shall provide Landlord annually with such duplicate originals or certificates of insurance no later than fifteen (15) days after the Tenant’s insurance renews. CarGurus will endeavor to provide thirty (30) days’ written notice to Landlord upon insurance cancellation or non-renewal and shall provide at least ten (10) days’ written notice to Landlord of cancellation for non-payment of premium.

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EXHIBIT H

Form of Letter of Credit

[NAME AND OFFICE OF ISSUING BANK]

IRREVOCABLE AND TRANSFERABLE

LETTER OF CREDIT

LETTER OF CREDIT NO. ______________

Date: ________, 2018

AMOUNT: $2,000,000.00

US PARCEL A, LLC

111 First Street

Cambridge, MA 02141

Attention: David Notter

Re:	Lease Agreement dated May _____, 2018 (the “Lease”), between US Parcel A, LLC and CarGurus, Inc. (“Tenant”).

Gentlemen:

We hereby open our Irrevocable and Transferable Letter of Credit No. ________ in your favor for the account of CarGurus, Inc. in an aggregate amount of up to $2,000,000.00. We hereby irrevocably authorize you to draw on us in accordance with the terms and conditions hereinafter set forth by one (1) or more demands for payment in an aggregate amount not exceeding the foregoing amount. Partial drawings under this Letter of Credit are permitted.

Any demand for payment and all other communications relating to this Letter of Credit shall be in writing and addressed and presented by hand or by reputable overnight courier or by certified mail or registered mail, return receipt requested to our Letter of Credit Section at our office at ____________________, Boston, Massachusetts, and shall make specific reference to this Letter of Credit by number. Demand for payment under this Letter of Credit may be made prior to its expiration at any time during business hours at the foregoing office on a day (a “Business Day”) on which we are open for the purpose of conducting commercial banking business. Payments under this Letter of Credit shall be made within three (3) business days after the date of presentment to us.

This Letter of Credit shall expire at 5:00 P.M., Eastern Standard Time, on ___________________________ or, if such day is not a Business Day, then on the next day following which is a Business Day. This Letter of Credit shall be considered automatically extended without amendment for periods of one year from the present or any future expiration date unless we notify you in writing at your address set forth above (or in any transfer instruction, if applicable) presented by hand or by reputable overnight courier or by certified mail or registered mail, return receipt requested, not less than sixty (60) days prior to any such expiration date that we elect not to consider this Letter of Credit renewed for any such additional period. The final expiry date of this Letter of Credit shall be December 31, 2022.

H-1

This Letter of Credit may be transferred one or more times in its entirety without our consent and without cost to you upon presentation to us of (i) a written transfer instruction signed by you and naming the transferee and (ii) the original of this letter of credit. Upon such presentation, we shall issue a replacement letter of credit in favor of the transferee in the form of this letter of credit. No other documents or presentations will be required by us in connection with any such transfer. Any and all transfer fees shall be charged to the account of Tenant.

This Letter of Credit sets forth in full our undertaking and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein; and any such reference shall be limited to the matter referred to and shall not be deemed to incorporate herein by reference any such document, instrument or agreement. This Letter of Credit may not be amended without your written consent.

This letter of credit is issued subject to, and shall be governed by, the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

Very truly yours,
[Name of Issuing Bank]

By:

Name:
Title:

H-2

EXHIBIT I

CLEANING SPECIFICATIONS

Interior Window Cleaning:

Monthly:

•	Interior windows will be cleaned at least once monthly within the Leased Premises.

LOBBIES, CORRIDORS, STAIRWELLS, ELEVATOR

Nightly:

•	Spot clean carpets to remove stains, spills, etc. Report any stains that cannot be removed to the Managing Agent.

•	Vacuum and pile lift all carpeting, moving light furniture as necessary.

•	Dust mop, with treated mops, all tiled flooring (including stair treads and landings).

•	Damp mop all concrete floors, including the loading dock and receiving area.

•	Completely clean entry doors and glass lights, inside and outside, taking special care to remove any tape.

•	Completely wash glass side lights at entrances to tenant spaces.

•	Wash stainless steel handrails on stairs and atrium areas. Clean the glass balusters (both sides) and dust the base trim. All vacuum marks are to be removed from the metal base.

•	Spot wash walls, window sills, and doors, including hardware, to remove hand and fingerprints, spills, stains, etc.

•	Empty wastebaskets and replace liners. Clean wastebaskets (inside and outside) as necessary.

•	Clean and sanitize drinking fountains.

•	Dust all furniture. Spot clean as necessary.

•	Clean elevator. This includes the cab walls, floors, ceiling, stainless steel and elevator hall stations. Stainless steel is to be cleaned from floor to ceiling to remove all fingerprints, etc., and must be cleaned in such a manner that no residue from the cleaning agent, or cloth, is left on the stainless steel.

•	Clean area in and around the trash compactor, including the floor and chute.

•	Remove all cobwebs from ceilings, walls and entry foyers.

Weekly:

•	A complete and thorough dusting, with a treated cloth, including moveable office partitions, file cabinet tops, picture frames, window sills, etc.

•	Damp wipe the face of video monitors in Security Station. Wash all countertops.

•	Damp mop and spray buff the stairwells and all tiled floor surfaces twice a week.

•	High dust ledges, etc.

Monthly:

•	*Shampoo all carpeting, including stair treads.

Quarterly:

•	*Strip and refinish tiled flooring.

•	Strip and refinish rubber stairwell flooring.

•	Wash all baseboards. Wipe dry to prevent spotting.

•	Wash handrails in all stairwells.

Semi-Annually:

•	A complete and thorough cleaning, with a treated cloth, of all diffusers.

OFFICE AREAS

Nightly:

•	Spot clean carpets to remove stains, spills, etc. Report any stains that cannot be removed to the Managing Agent.

•	Vacuum and pile lift all carpeting, moving light furniture as necessary.

•	Dust mop, with treated mops, all tile and parquet flooring. Damp mop as needed, but not less than weekly.

•	Spot wash walls, sidelights, windowsills, and doors, including hardware, to remove hand and fingerprints, spills, stains, etc.

•	Empty wastebaskets and replace liners if necessary. Clean wastebaskets (inside and outside) as necessary.

•	Dust all furniture. Spot clean as necessary.

•	Remove all cobwebs.

NOTE: Special attention is to be given to the Executive Area of Building with regards to upholstered furniture, dusting, etc.

Weekly:

•	A complete and thorough dusting, with a treated cloth, including moveable office partitions, file cabinet tops, picture frames, window sills, and any other visible surfaces.

•	High dust ledges, etc.

Quarterly:

•	Vacuum upholstered furniture.

•	Wash all baseboards. Wipe dry to prevent spotting.

•	Clean interior of all fire extinguisher cabinets.

Semi-Annually:

•	*Strip and wax all resilient tile floors.

•	*Shampoo all carpeting.

•	A complete and thorough cleaning, with a treated cloth, of all diffusers.

CONFERENCE ROOMS, COPY ROOMS, LOUNGES, VENDING & DINING AREAS

Nightly:

•	Spot clean carpets to remove stains, spills, etc. Report any stains that cannot be removed to the Managing Agent.

•	Vacuum and pile lift all carpeting, moving light furniture as necessary.

•	Dust mop, with treated mops, all parquet flooring.

•	Damp mop all tiled floors, including pantry floors. Use enough water to fill floor drains.

•	Spot wash walls, sidelights, windowsills, and doors, including hardware, to remove hand and fingerprints, tape, spills, stains, etc. Clean spills and stains from walls and floors around wastebaskets and copy machines. Report any stains that cannot be removed to the Managing Agent.

•	Empty wastebaskets and replace liners. Clean wastebaskets (inside and outside) as necessary.

•	Wash tables and counter tops. Use glass cleaner on glass conference tabletops. Use cloth treated with furniture polish on laminate conference tabletops. Clean any spills.

•	Wash sinks.

•	Remove any spills, stains, food and/or dust particles from all chairs. Replace chairs around conference tables, cafeteria tables, etc. to provide a uniform appearance.

•	Dust planters. Remove food stains and spills from planters.

•	Remove all cobwebs.

Weekly:

•	A complete and thorough dusting, with a treated cloth, including moveable office partitions, file cabinet tops, picture frames, window sills, and any other visible surfaces.

•	High dust ledges, etc.

Quarterly:

•	*Shampoo all carpeting.

•	Wash walls completely.

•	Wash table legs and chair bases.

•	Vacuum, and steam clean as needed, upholstered furniture.

•	Wash all baseboards. Wipe dry to prevent spotting.

•	Hand vacuum all hanging tapestries.

Semi-Annually:

•	*Strip and wax all resilient tile floors.

•	A complete and thorough cleaning, with a treated cloth, of all diffusers.

RESTROOMS

•	Sweep floors.

•	Wet mop floors with an approved disinfectant. Use enough water to fill floor drains.

•	Clean walls and partitions, removing all foreign substances. Check for graffiti. Care should be taken to ensure that no residue from cleaning materials is left on walls or floors.

•	Sanitize toilets, urinals and sinks on the inside and outside.

•	Wash and wipe dry both sides of toilet seats.

•	Clean fittings, handles, and other plate parts. Wipe dry to prevent spotting.

•	Empty trash receptacles. Replace liners.

•	Wash exterior of trash receptacles and other fixtures.

•	Clean mirrors.

•	Refill dispensers as required, with stock supplied by the Managing Agent.

•	Remove all cobwebs.

Monthly:

•	Scrub and disinfect floors, walls, partitions and doors. Use a brush to clean tile grout.

Semi-Annually:

•	Strip and refinish floors (to be performed more frequently if necessary).

•	A complete and thorough cleaning, with a treated cloth, of all diffusers.

SHOWERS AND LOCKER ROOMS (IF APPLICABLE)

Nightly:

•	Vacuum and pile lift all carpeting, moving light furniture as necessary.

•	Wash all shower and changing stall walls and floors with an approved disinfectant. Use mildew-killing agents as often as necessary to prevent mildew from occurring, but no less than weekly.

Weekly:

•	Wash and polish all tile, stall and fixture surfaces.

•	Scrub showers with bleach. Use mildew-killing agents as often as necessary to prevent mildew from occurring, but no less than once per week.

Bi-Weekly:

•	Clean and disinfect shower curtains

•	Shampoo carpeting.

Monthly:

•	Scrub and disinfect floors, walls and partitions and doors. Use a brush to clean tile grout.

Semi-Annually:

•	Strip and refinish floors.

•	A complete and thorough cleaning, with a treated cloth, of all diffusers.

EXHIBIT J

TENANT’S REQUISITION CERTIFICATE

Requisition No. ____

TO:         US Parcel A, LLC (“Landlord”)

DATE:     _____________ , 20____

PROJECT: Tenant’s Work, 121-139 First Street, Cambridge, MA

Reference is hereby made to that certain Lease Agreement, dated as of _____________, 2018 (the “Lease”), by and between the above-named Landlord and the undersigned (“Tenant”). All capitalized terms herein shall have the meanings assigned to such terms in the Lease unless otherwise defined herein.

Borrower hereby requests an Advance in the sum of $____________ against the Tenant Improvement Allowance for the following purposes and in the following amounts:

(1)	Direct Costs in the amount of $_____________ as more particularly itemized in the Direct Cost Statement attached hereto. Invoices and statements evidencing such Direct Costs are attached hereto, or, to the extent such Direct Costs are incurred under any construction contract, such Direct Costs are itemized on the Application and Certificate for Payment submitted by the applicable contractor attached hereto.

(2)	Indirect Costs in the amount of $____________ as more particularly itemized in Indirect Cost Statement attached hereto. Invoices and statements evidencing such Indirect Costs are also attached hereto.

In order to induce Landlord to advance the amount requested above, and knowing that Landlord will rely hereon in doing so, Tenant hereby represents, warrants and stipulates as follows:

1. The amounts and percentages set forth on the Cost Statements attached hereto are true and correct to the best of Tenant’s knowledge, and the total amount advanced under the Tenant Improvement Allowance after the honoring of this Requisition, plus Retainage held, plus Tenant’s contribution, shall not exceed the total of Direct Costs and Indirect Costs incurred to date; and

2. Construction of the Project to date has been performed materially in accordance with any plans and specifications and the Lease in all material respects.

J-1

3. Tenant’s Work Budget correctly states the Direct Costs and Indirect Costs believed necessary to complete construction of the Project (on a line-item basis), as required or contemplated by the Lease, and to Tenant’s knowledge there exists no state of facts or conditions which might necessitate a change in such budget.

4. To the Tenant’s knowledge, Tenant is not in default of any of its obligations to any contractors, workmen or materialmen for and with respect to all work and material supplied through and including the date of this Requisition.

5. No amendments, modifications or changes have been made to any engineer’s contract, construction Contract or any plans and specifications for Tenant’s Work, except (i) such changes that have been made with your prior written approval, or (ii) such changes that are not material changes.

6. To Tenant’s knowledge, no default beyond any applicable notice and cure period currently exists under the Lease. Tenant is in compliance with all of the terms, covenants, and conditions of Lease required to be performed by Tenant to the date of this Requisition, and unless Landlord is notified to the contrary prior to the disbursement of the Advance requested above, will be so on the date thereof.

7. The representations and warranties of Tenant contained in the Lease are true and correct in all material respects on the date of this Requisition, and unless Lender is notified to the contrary prior to the disbursement of the amount requested above, will also be true and correct in all material respects on the date thereof.

Executed as a sealed instrument as of the date first written above.

CARGURUS, INC.

By:
Name:
Title:

Attachments:

1.	Direct Cost Statement (w/invoices)

2.	Indirect Cost Statement (w/invoices)

3.	Contractor’s Application for Payment and Lien Waivers

4.	Change Order Summary

J-2

EXHIBIT K

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), made and entered into as of the __________ day of June, 2018, by and among BENT ASSOCIATES LLC, a Massachusetts limited liability company with an address of 18 Lois Lane, Lexington, MA 02420 (“Bent”), CHARLES A. DENAULT, AS TRUSTEE of the Eldor First Realty Trust under a Declaration of Trust dated July 1, 2003 and recorded with the Middlesex County South District Registry of Deeds in Book 39889, Page 302 (“Denault”), CARGURUS, INC., a Delaware Corporation with an address of 2 Canal Park, Suite 4, Cambridge, MA 02141 (“Tenant”), and US PARCEL A, LLC, a Massachusetts limited liability company, f/k/a First Street-US, LLC, with an address of 111 First Street, Cambridge, MA 02141 (“Landlord”).

A. Bent, as successor in interest to Bent Associates Limited Partnership, and Landlord, as successor in interest to Bent Street Land Company LLC, are parties to that certain Ground Lease dated November 12, 2010, as amended by that certain Assignment, Assumption and Modification of Ground Lease dated as of April 19, 2013, and as further amended by that certain Second Amendment to Ground Lease dated as of March 9, 2015 (as amended, the “Bent Ground Lease”), notice of which is recorded with said Deeds in Book 55812, Page 9, as amended by a certain Notice of Assignment, Assumption and Modification of Lease recorded with said Deeds in Book 61669, Page 311, and a certain Notice of Assignment and Assumption of Lease recorded with said Deeds in Book 65032, Page 289 (as amended, the “Bent Notice of Ground Lease”), regarding certain real property owned by Bent pursuant to a deed recorded with said Deeds in Book 55811, Page 586, and located at 121 First Street, Cambridge, Massachusetts and more particularly described in the Bent Notice of Ground Lease (the “Bent Property”); and

B. Denault and Landlord are parties to that certain Amended and Restated Ground Lease dated as of June ____, 2018 (the “Denault Ground Lease”; and, together with the Bent Ground Lease, the “Ground Leases”), notice of which is recorded with said Deeds in Book 64352, Page 20 (the “Denault Notice of Ground Lease”), regarding certain real property owned by Denault pursuant to a deed recorded with said Deeds in Book 39889, Page 307, as confirmed by confirmatory deed recorded with said Deeds in Book 69328, Page 111, located at 131-137 First Street, Cambridge, Massachusetts and more particularly described in the Denault Notice of Ground Lease (the “Denault Property”); and

C. Landlord and Tenant have entered into a lease dated June ____, 2018 (together with all amendments, modifications and renewals thereof (subject to the provision of Section 4 hereof), the “Lease”), regarding certain premises as more particularly described in the Lease (the “Demised Premises”), notice of which is recorded herewith, within the building to be constructed by Landlord at 121-139 First Street, Cambridge, Massachusetts (the “Building”), which Building is to be owned by Landlord; and

D. The Building is to be constructed on the Bent Property and the Denault Property, and certain land abutting the Denault Property located at 139 First Street, Cambridge, Massachusetts (the “US Parcel A Property”; and, together with the Bent Property and the Denault Property, the “Land”), owned by Landlord pursuant to a deed recorded with said Deeds in Book 63818, Page 427; Bent, Denault and Landlord are hereafter sometimes referred to herein individually each as an “Owner” and together as the “Owners”; and

E. Pursuant to the terms of the Lease, Tenant and the Owners desire to enter into an agreement whereby each Owner gives Tenant certain rights to cure a default under either of the Ground Leases and in the event of a termination of either or both of the Ground Leases, Tenant agrees to attorn to the Owners and the Owners agree not to disturb Tenant’s possession of the portion of the Demised Premises subject to the Ground Leases so long as Tenant is not in default under the Lease (beyond any period given Tenant by the terms of the Lease to cure such default).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Consent to Lease. Pursuant to Section 6.3 of the Denault Ground Lease, Denault hereby acknowledges its prior written consent to the Lease in the form executed by Landlord and Tenant and acknowledges that the pursuant to the terms of the Lease, Tenant may make Alterations (as defined in the Denault Ground Lease), including mechanical and infrastructure services, HVAC and utilities consistent with the Demised Premises being occupied by a single tenant notwithstanding such Alterations being located on all parcels which make up the Land; provided however that Tenant’s Alterations will not cause the relocation of any of the base building mechanical elements from where they are installed by Landlord.

2. Tenant Not To Be Disturbed. So long as Tenant is not in default (beyond any period given Tenant by the terms of the Lease to cure such default) in the payment of rent or additional rent or of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed, Tenant’s possession of the Demised Premises, and its rights and privileges under the Lease, including but not limited to any extension or renewal rights, shall not be diminished or interfered with by either Bent or Denault, and Tenant shall not be made a party defendant to any Ground Lease-related termination and/or re-possession proceeding.

3. Tenant Right to Cure. Each Owner agrees that the following provisions shall apply with respect to the applicable Ground Lease to which such Owner is a party so long as Tenant is not in default (beyond any period given Tenant by the terms of the Lease to cure such default) in the payment of rent or additional rent or of any of the terms, covenants or conditions of the Lease on Tenant’s part to be performed:

a.	There shall be no termination, cancellation, surrender, or acceptance of surrender of such Ground Lease, without the prior consent in writing of Tenant, provided, however, that without the prior written consent of Tenant such Ground Lease may be terminated for default upon compliance with the requirements of notice to the Tenant hereinafter set forth (and to Landlord pursuant to the terms of such Ground Lease) and upon the terms and conditions contained herein. Landlord and the applicable Owner shall have the right to otherwise modify such Ground Lease provided that Tenant shall not be bound by any such modification to either Ground Lease that would disturb, alter or interfere with Tenant’s rights under the Lease or this Agreement. Further, Tenant’s consent shall not be required for any assignment of either Ground Lease or sale or encumbrance of any portion of the Land.

b.	Such Owner shall, upon delivering to Landlord any notice of default, or any other notice under the provisions of or with respect to such Ground Lease, simultaneously deliver a copy of such notice to Tenant, and no notice of such default or other notice shall be deemed to have been duly given unless and until a copy thereof has been so delivered to Tenant. Tenant shall thereupon have (i) thirty (30) days more time beyond that given to any leasehold mortgagee in the event of a non-monetary default (except in the event of an emergency, in which event no notice or cure period shall be required to be given), and (ii) five (5) days more time beyond that given to any leasehold mortgagee in the event of a monetary default, or if no leasehold mortgagee, the time given to Landlord, to remedy or cause to be remedied the defaults complained of, and such Owner shall accept such performance by or at the instigation of Tenant as if the same had been done by Landlord.

c.	Anything herein contained notwithstanding, while the Lease remains in place, if any event or events of default shall occur which under any provision of such Ground Lease shall permit such Owner to terminate such Ground Lease, and if before the expiration of thirty (30) days after the last date on which a leasehold mortgagee could cure such non-monetary default or before the expiration of five (5) days after the last date on which a leasehold mortgagee could cure such monetary default, (provided, however, that no notice or cure shall be required to be given in the event of an emergency), Tenant shall have paid to such Owner all rent and other payments herein provided for and then in default, and shall have complied or shall have commenced the work of complying with all of the other requirements of the Ground Lease and shall thereafter diligently pursue the same to completion within thirty (30) additional days, if any are then in default, then and in such event such Owner shall not be entitled to terminate such Ground Lease with respect to such default and any notice of termination theretofore given shall be void and of no effect.

4. Recognition and Attornment. If following the notice required by, and operation of, Section 3 hereof, the applicable Ground Lease shall be terminated, then:

a.

The Lease shall continue in full force and effect as a direct Lease between the applicable Owner and Tenant with respect to the portion of the Demised Premises subject to such Ground Lease. Such Owner shall recognize and agree to honor all of Tenant’s rights under the Lease with respect to the portion of the Demised Premises subject to such Ground Lease (subject to the rights of any leasehold mortgagee), and shall assume all of Landlord’s obligations under the Lease with respect to the portion of the Demised Premises subject to the Ground Lease, provided, however, that such Owner shall not be subject to any claims, offsets or defenses which Tenant might have against any prior landlord under the Lease (including Landlord), nor shall such Owner be liable for any act or omission of any prior landlord under the Lease (including Landlord), nor shall such Owner be bound by any rent or additional rent which Tenant might have paid for more than thirty (30) days in advance, nor shall such Owner be bound by any security deposit which Tenant might have paid unless the same shall have been transferred by Landlord to such Owner, nor shall any Owner be bound by any amendment or modification of the Lease made without such Owner’s prior written consent (other than any amendment or modification of the Lease for the sole purpose of memorializing the exercise of a right or option expressly provided in the Lease), nor shall such Owner have any obligation to perform any of Landlord’s construction covenants under Section 4.1 and Exhibit B of the Lease, or to make any payment of Tenant Improvement Allowance pursuant to Section 4.3 of the Lease, nor shall any Owner be subject to any claims, offsets or defenses which Tenant might have against any of the other Owners, nor shall any Owner be liable for any act or omission of any of the other Owners with respect to any agreement between Landlord and/or Tenant and the other Owners;

b.	Tenant shall attorn to each Owner as its landlord, said attornment to be effective and self-operative without the execution of any further instruments. Tenant shall be under no obligation to pay rent to any Owner until Tenant receives written notice substantially in the form of Exhibit A attached hereto from such Owner that it has terminated the applicable Ground Lease. Upon receipt of such notice, Tenant shall pay to the Owners, through the property manager (as described in Section 4.c below) the entire rent due under the Lease from time to time, and such property manager shall be responsible to allocate and pay such rent to the Owners in the following percentages: Bent: 44.88%, Denault: 46.13%, and Landlord: 8.99%. Such notice shall be provided to Tenant at least thirty (30) days prior to Tenant having any obligation to pay rent to such Owner, provided, however, that from and after the date Tenant shall have received written notice from such Owner that it has succeeded to Landlord’s interest under the Lease, all then accrued rent under the Lease that shall not have been paid to Landlord shall be held by Tenant for the account of such Owner, and paid to such Owner within thirty (30) days after receipt of such notice, it being understood that Tenant shall not be entitled to any period of free rent as a result of such Owner succeeding to Landlord’s interest under the Lease; and

c.

So long as Landlord shall not be in default of any of its obligations as lessee under the Ground Lease beyond any applicable notice and cure period, the Owners agree that notwithstanding anything to the contrary in the Lease or this Agreement, Landlord or any assignee of its affiliate interest in the property located at 139 First Street, or another third party designated by Landlord or such assignee and acceptable to all of the Owners (the “Urban Spaces Entity”) shall assume and be responsible for the duties and obligations of Landlord under the Lease as the property manager thereof. In the event of a default by Landlord of any of its obligations as lessee under either Ground Lease beyond any applicable notice and cure period, the Owners and Landlord agree that, notwithstanding anything to the contrary in the Lease, either Ground Lease or this Agreement,

Bent and Denault shall have the right, in their sole discretion, to replace the Urban Spaces Entity with another entity acceptable to Bent and Denault, which entity shall serve as the property manager under the Lease for and on behalf of the Owners. In addition, notwithstanding anything to the contrary contained herein, in the event of a termination of either Ground Lease, Tenant may look to such property manager as the party primarily liable to perform all landlord obligations under the Lease without allocation for the applicable parcel to which such obligation pertains.

5. Owners’ Right to Cure. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of the Lease, or by law, to be relieved of Tenant’s obligations thereunder or to terminate the Lease, shall result in a release or termination of such obligations or a termination of the Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Bent and Denault, specifying the act or failure to act on the part of Landlord which could or would give rise to Tenant’s rights; and (ii) such Owners, after receipt of such notice, have failed or refused to correct or cure the condition complained of within the timeframe set forth in the Lease plus any additional time given to any mortgagee to do so; but nothing contained in this Section 5 shall be deemed to impose any obligation on such Owners to correct or cure any such condition.

6. Tenant’s Rights Subordinate to SNDA. Notwithstanding the foregoing provisions of this Agreement, provided that (i) Landlord’s interest in the Ground Lease is encumbered by and subject to a leasehold mortgage, and (ii) the holder of such leasehold mortgage has executed and delivered a SNDA (as defined in the Lease) to Tenant, then Tenant’s rights hereunder shall be subordinate to the rights of such holder of a leasehold mortgage.

7. Several Liability. Notwithstanding anything contained herein to the contrary, each Owner’s liability with respect to the Lease and this Agreement is limited as a result of such Owner’s partial interest in the Land, and as a result thereof, no Owner shall have any liability with respect to any act or failure to act by either of the other Owners, who, together with such Owner, would become the landlord under the Lease in the event of a termination of the applicable Ground Lease, each Owner being severally liable.

8. Notices. Any notice, consent, approval or other communication given pursuant to the provisions of this Agreement shall be in writing and shall be given by mailing the same by certified mail or registered mail, return receipt requested, postage prepaid, or by FedEx, U.S. Post Office Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee. The time of the giving of any notice shall be the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice, receipt shall be deemed to be the time of such refusal or the time of such delivery, as the case may be.

If to Owner:	Bent Associates LLC 18 Lois Lane Lexington, MA 02420 Attn: Douglas M. Cohen Email:dmc@dmcohen.com

with a copy to:	Verrill Dana LLP One Boston Place, Suite 1600 Boston, MA 02108 Attn: Kathryn G. Graber Phone: 617-309-2618 Email: kgraber@verrilldana.com

If to Denault:	Eldor First Realty Trust Attn: Charles A. Denault, Trustee 400 Amherst Street – Suite 405 Nashua, NH 03063 Phone: 603-886-7300 Email: cadenault@gmail.com

with a copy to:	Jonathan Wagner, Esq. One Larch Road Acton, MA 01720 Phone: 978-263-5664 Email: jwagneratty@juno.com

If to Tenant:	Jason Trevisan, CFO Cargurus, Inc. 2 Canal Park, Suite 4 Cambridge, MA 02141

with a copy to:	Eric Labbe Dain, Torpy, LeRay, Wiest & Garner, P.C. 745 Atlantic Avenue, 5th Floor Boston, MA 02111 Phone: 617-542-4800 Email: elabbe@daintorpy.com

If to Landlord:	US Parcel A, LLC 111 First Street Cambridge, MA 02141 Attn: David Notter Phone: 617-868-5558 Email: dnotter@urbanspacesllc.com

with a copy to:	Hemenway & Barnes LLP 75 State Street, 16th Floor Boston, MA 02109 Attn: John J. Siciliano Phone: (617)-557-9729 Email: jsiciliano@hembar.com

9. Successors and Assigns. This Agreement and each and every covenant, agreement and other provision hereof shall be binding upon and shall inure to the benefit of the parties hereto and their representatives, successors and assigns.

[Signatures Follow on Next Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

OWNER:

BENT ASSOCIATES LLC

By:
Douglas M. Cohen
General Manager

STATE OF ____________________________

COUNTY OF __________________________

Before me, the undersigned notary public, on this ________ day of ____________________, 2018, personally appeared Douglas M. Cohen, who is personally known to me or was proved to me through a current document issued by a federal or state government agency bearing a photographic image of the signatory’s face and signature, to be the person whose name is signed to the foregoing instrument and acknowledged to me that he signed it voluntarily as his free act and deed and the free act and deed of Bent Associates LLC, as General Manager of Bent Associates LLC, for its stated purpose.

[notary seal]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

DENAULT:

Charles A. Denault, as Trustee of the Eldor First Realty Trust, and not individually

STATE OF ____________________________

COUNTY OF __________________________

Before me, the undersigned notary public, on this ________ day of ____________________, 2018, personally appeared Charles A. Denault, who is personally known to me or was proved to me through a current document issued by a federal or state government agency bearing a photographic image of the signatory’s face and signature, to be the person whose name is signed to the foregoing instrument and acknowledged to me that he signed it voluntarily as his free act and deed, as Trustee as aforesaid, for its stated purpose.

[notary seal]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

TENANT:

CARGURUS, INC.

By:
Langley Steinert
Chief Executive Officer

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF __________________________

Before me, the undersigned notary public, on this ________ day of ____________________, 2018, personally appeared Langley Steinert, who is personally known to me or was proved to me through a current document issued by a federal or state government agency bearing a photographic image of the signatory’s face and signature, to be the person whose name is signed to the foregoing instrument and acknowledged to me that they signed it voluntarily as their free act and deed and the free act and deed of CarGurus, Inc., as Chief Executive Officer of CarGurus, Inc., for its stated purpose.

[notary seal]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

AS OWNER AND LANDLORD:

US PARCEL A, LLC

By:
David Notter
Authorized Signatory

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF __________________________

Before me, the undersigned notary public, on this ________ day of ____________________, 2018, personally appeared David Notter, who is personally known to me or was proved to me through a current document issued by a federal or state government agency bearing a photographic image of the signatory’s face and signature, to be the person whose name is signed to the foregoing instrument and acknowledged to me that they signed it voluntarily as their free act and deed and the free act and deed of US Parcel A, LLC, as Authorized Signatory for US Parcel A, LLC, for its stated purpose.

[notary seal]

Exhibit A

            [Date]

[By certified mail or registered mail, return receipt requested, postage prepaid, or by FedEx, U.S. Post Office Express Mail]

Cargurus, Inc.

2 Canal Park, Suite 4

Cambridge, MA 02141

Notice of Termination of Ground Lease and Attornment

Ladies and Gentlemen:

Reference is hereby made to that certain Non-Disturbance and Attornment Agreement (the “Agreement”), dated of June __, 2018, by and among BENT ASSOCIATES LLC, a Massachusetts limited liability company with an address of 18 Lois Lane, Lexington, MA 02420 (“Bent”), CHARLES A. DENAULT, AS TRUSTEE of the Eldor First Realty Trust under a Declaration of Trust dated July 1, 2003 and recorded with the Middlesex County South District Registry of Deeds in Book 39889, Page 302 (“Denault”), CARGURUS, INC., a Delaware Corporation with an address of 2 Canal Park, Suite 4, Cambridge, MA 02141 (“Tenant”), and US PARCEL A, LLC, a Massachusetts limited liability company, f/k/a First Street-US, LLC, with an address of 111 First Street, Cambridge, MA 02141 (“Landlord”). Capitalized terms used herein without definition shall have the meanings given to them in the Agreement.

As a result of one or more continuing default(s) under the ____________ Ground Lease referenced in the default notice to you dated _______________, the ____________ Ground Lease is terminated effective as of _______________, and pursuant to Section 4 of the Agreement, Tenant attorns to the undersigned as its landlord under the Lease with respect to the portion of the Demised Premises subject to the __________ Ground Lease, effective as of such termination date. Until further notice from Bent and Denault pursuant to Section 4.c of the Agreement, Tenant shall pay all rent under the lease to [INSERT PROPERTY MANAGER] at [INSERT ADDRESS OF PROPERTY MANAGER OR WIRING INSTRUCTIONS]. The undersigned hereby represents and warrants that the undersigned has obtained the consent of [Bent or Denault] to designate the aforesaid property manager in accordance with said Section 4.c.

Sincerely,
BENT ASSOCIATES LLC

By:
Douglas M. Cohen
General Manager
[OR]

Charles A. Denault, as Trustee of the Eldor First Realty Trust, and not Individually

cc:	Eric Labbe

Dain, Torpy, LeRay, Wiest & Garner, P.C.

745 Atlantic Avenue, 5th Floor

Boston, MA 02111

Phone: 617-542-4800

Email: elabbe@daintorpy.com

[Denault/Bent and its counsel]